As filed with the Securities and Exchange Commission on December 8, 1999 Registration No. 333-90503

                     SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                               FORM SB-2/A
                           REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                        CHRONICLE COMMUNICATIONS, INC.
            (Exact name of registrant as specified in its charter)
GEORGIA                                   2711                58-2235301
(State or other jurisdiction of     (Primary Standard    (I.R.S. Employer
incorporation or organization)        Industrial         Identification No.)
                                     Classification
                                      Code Number)




2601 Second Avenue, Tampa, Florida          33605             (813) 248-0100
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mr. John V. Whitman, Jr., President
2601 Second Avenue
Tampa, Florida 33605
Telephone: (813) 248-0100 Facsimile: (813) 247-2133
(Address, including zip code, and telephone number, including area code, of registrant's agent for service)

COPIES OF COMMUNICATIONS TO:
Jackson L. Morris, Esq.
3116 West North A Street
Tampa, Florida 33609
Telephone:  (813) 874-8854  Facsimile:  (813) 873-9628

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


CALCULATION OF REGISTRATION FEE

Title of each                           Proposed      Proposed
class of securities  Amount to be       Maximum        Maximum    Amount of
to be registered     registered   offering price per  aggregate  registration
                                         share                       fee

Common Stock,
no par value        13,584,172            $.2065     $2,805,132     $780
                   ----------------------------------------------------------
 Total:             13,584,172            $.2065     $2,805,132     $780


*Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933 (the "Securities
Act").   This estimate is based upon the average of the bid and asked quotations for the Common Stock on the OTC Bulletin Board on the day prior to filing this Registration Statement, $.20 and $.213, respectively.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.



CROSS REFERENCE SHEET
This table sets forth the location in the prospectus of the information required to be included in the prospectus in response to the items in Form SB-2.


Item of Form SB-2                           Location in Prospectus
------------------                          -----------------------
Item 1.   Front of registration statement   Outside front cover of prospectus
  and outside front cover of prospectus.

Item 2.   Inside front and outside back     Inside front cover and outside
  cover pages of prospectus.                  back cover of prospectus and
                                              Additional Information.

Item 3.   Summary information               Risk Factors.
  and risk factors.

Item 4.   Use of proceeds.                  Use of Proceeds

Item 5.   Determination of offering price.  Distribution of Shares

Item 6.   Dilution.                         Not applicable.

Item 7.   Selling security holders.         Selling Stockholders.

Item 8.   Plan of distribution.             Distribution of Shares.

Item 9.   Legal proceedings.                The Business-Legal Proceedings.

Item 10.  Directors, executive officers,    The Company, Management,
  promoters and control persons             Principal Stockholders.

Item 11.  Security ownership of certain     Principal Stockholders.
  beneficial owners and management.

Item 12.  Description of securities.        Description of Securities.

Item 13.  Interest of named experts and     Interest of Counsel, Experts.
  counsel.

Item 14.  Disclosure of Commission          Management.
  position on indemnification for
  Securities Act liabilities.

Item 15.  Organization within last          The Company.
  five years.

Item 16.  Description of business.          The Business.

Item 17.  Management's discussion and       Management's Discussion and
  analysis or plan of operation.             Analysis of Results of
                                             Operations and Financial
                                             Condition For Years
                                             Ended September 30,
                                             1998 And 1997,And For
                                             The Nine Months
                                             Ended June 30, 1999

Item 18.  Description of property.          The Business-Description of
                                             Property

Item 19.  Certain relationships and         Certain Transactions with
  related transactions.                     Management and Others.

Item 20.  Market for common equity          Market Price of and Dividends
  and related stockholder matters.           on Common Stock and Related
                                             Stockholder Matters.

Item 21.  Executive compensation.           Management-Management
                                             Compensation.

Item 22.  Financial statements.             Financial Statements.

Item 23.  Changes In and Disagreements      Not applicable
  With Accountants on Accounting and
  Financial Disclosure.

SUBJECT TO COMPLETION. PRELIMINARY PROSPECTUS DATED DECEMBER 8, 1999. Chronicle Communications, Inc.
6,484,172 SHARES OF COMMON STOCK OFFERED BY SELLING STOCKHOLDERS
7,100,000 SHARES OF COMMON STOCK OFFERED BY THE COMPANY
6,484,172 shares of Common Stock of Chronicle Communications, Inc. (the "Company") offered hereby are being offered and sold by selling stockholders ("Selling Stockholders") for their own account in open market or block transactions. See, "Selling Stockholders". The Company will not receive any proceeds from the Offering made by the Selling Stockholders. Selling Stockholders may sell Shares to or through broker-dealers and the broker-dealers' compensation may be in the form of discounts, concessions or commissions from the Selling Stockholders and commissions from or mark ups charged to purchasers. The Selling Stockholders and participating broker-dealers may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended, (the "Securities Act"), in which event any discounts, concessions or commissions they receive, or any profit on resales of the Shares by them, may be deemed to be underwriting commissions or discounts under the Securities Act. The Company believes none of the Selling Stockholders have underwriting or selling arrangements for their Shares. See "Distribution of Shares".
7,100,000 shares of Common Stock of the Company offered hereby are being offered and sold by the Company. The Shares offered by the Company will be offered by the Company's officers who will not be paid any compensation therefore. The Shares offered by the Company are expected to be sold in negotiated transactions to investors and used to pay liabilities at values negotiated with creditors. In all cases, the price at which the Company will sell the Shares is expected to be related to the then current bid and asked quotations for the Common Stock on the OTC Bulletin Board. There is no assurance the Company will be able to sell any of the Shares which it is offering. See, "Distribution of Shares".
The Common Stock offered by both the Selling Stockholders and by the Company is referred to herein as "Shares" and the offering thereof as the "Offering". The Company's Common Stock is quoted on the OTC Bulletin Board under the trading symbol of CRNC.
The Company operates a commercial web-offset printing business and a newsprint paper recycling business located in Tampa, Florida and is the publisher New Homes Register which published and distributed in both, Maryland and Virginia. The Company also owns a custom computer builder located in Houston, Texas, which sells both hardware and software to retail customers and through its e-commerce web site.
AN INVESTMENT IN THE SHARES INVOLVES A HIGH DEGREE OF RISK.  See "RISK
FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. The date of this Prospectus is _____________, 1999
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.

REPORTS TO SECURITY HOLDERS
The Company intends to furnish to security holders annual reports containing audited financial statements and unaudited financial statements for each of the first three quarters of each fiscal year. In addition, the Company may from time to time furnish to security holders additional information about the Company and its business as deemed appropriate by Management.
TABLE OF CONTENTS
                                                                  Page
The Company
Risk Factors
Use of Proceeds
Capitalization
Selected Financial Data
Management's Discussion and Analysis of Financial
  Condition and Results of Operations and
   Plan of Operations For Years Ended September 30, 1998 And 1997,
  And For The Nine Months Ended June 30, 1999
The Business
Management
Management Compensation
Employee Bonus Plan
Certain Transactions with Management and Others
Principal Stockholders
Description of Securities
Selling Stockholders
Distribution of Shares
Market Price of and Dividends on
  Common Stock and Related Stockholder Matters
Shares Available for Future Sale
Legal Matters
Experts
Additional Information
Index to Financial Statements

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Shares in a jurisdiction to any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction or in which the person making such offer or solicitation is not qualified so to do. Neither delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the dates as of which information is given in this Prospectus.
Until December 15, 1999 (40 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may by required to deliver a Prospectus. This Requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

THE COMPANY
Chronicle Communications, Inc., (the "Company") was incorporated in Georgia on April 5, 1996, under the name of JMAR Communications, Inc., and changed its name to Chronicle Communications, Inc., effective July 30, 1997. The Company's founder is John V. Whitman, Jr., the Company's chairman. The Company was organized for the purpose of establishing and operating a shopper style tabloid newspaper in the Crisp County, Georgia market area which included several contiguous counties. The Company later expanded operations to include a second shopper style tabloid newspaper, including community news features, serving the Grady County, Georgia market area which included several contiguous counties. Subsequently, the Company added a two-edition broadsheet (full sized) Sunday newspapers serving those markets, with a full membership in the Associated Press. In February 1998, the Company terminated publication of the Sunday newspapers. The Company entered the commercial printing business with the acquisition on September 30, 1998 of Bright Now, Inc., doing business as United Printing and Publishing in Tampa, Florida, a company which had been in business since 1992. See "The Business-Bankruptcy of Bright Now, Inc." In the same transaction, the Company acquired Southern Paper and Converters, Inc. which principally recycles newsprint paper which had been in business since 1994. In February 1999, the Company terminated publication of all shopper style tabloid newspapers and became a holding company with its operations located entirely in its subsidiary companies. All references herein to the Company's business includes the business of its subsidiary companies. Also in February 1999, the Company relocated its headquarters to the United Printing and Publishing facility in Tampa. In January 1999, the Company acquired Bartow Communications, Inc., a publisher of new-home real estate guides in the metropolitan District of Columbia area, including Maryland and Virginia. Also in January 1999, the Company acquired RKN Enterprises, Inc., which acts as a contract publisher for organizations and associations which publish home builder association trade publications in South Florida. On October 1, 1999, the Company discontinued activities related to RKN Enterprises, Inc. and terminated all employees related to the business. In July 1999, the Company acquired seventy percent of Gotcashback.com, Inc., which is a development stage company embarking on providing services to home buyers and sellers on the Internet and which will initially serve the metropolitan District of Columbia area, including Maryland and Virginia. In August 1999, the Company acquired Americomp Computers, Inc., which is a business selling personal computers and related services, networking, web site development and web hosting and which has operated profitably since 1994. In August 1999, the Company initiated the first of its five planned advertising coupon books planned for distribution in strategic markets in Central Florida.
The Company's executive and production offices are located at 2601 Second Avenue, Tampa, Florida 33605, its telephone number is (813) 248-0100 and its telephone facsimile number is (813) 247-2133. The Company's Web site is at www.chronicleinc.com.

RISK FACTORS
Investment in the Shares involves a high degree of risk. The following risk factors should be considered carefully in evaluating the Company, its business, condition and prospects (financial and otherwise) before purchasing any of the Shares. These risk factors are not necessarily exhaustive and additional risk factors, if any, may be material or have significance to an individual investor. Many investment opportunities involve risk factors or a risk of loss, including the existence of the normal and extraordinary risks. The existence of these risk factors and possibly others should not necessarily be the sole determining factor in whether or not to purchase Shares. All of the information in this Prospectus should be carefully considered in connection with the risk factors described below.
  This prospectus contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and is subject to the safe harbors created by those sections. These forward-looking statements are subject to significant risks and uncertainties, including information included under Parts I and II of this prospectus, which may cause actual results to differ materially from those discussed in such forward-looking statements. The forward-looking statements within this prospectus are identified by words such as "believes", "anticipates", "expects", "intends", "may", "will" and other similar expressions regarding the Company's intent, belief and current expectations. However, these words are not the exclusive means of identifying such statements. In addition, any statements which refer to expectations, projections or other characterizations of future events or circumstances and statements made in the future tense are forward-looking statements. Readers are cautioned that actual results may differ materially from those forcasted in the forward looking statements as a result of various factors, many of which are beyond the control of the Company. The accompanying information contained in this Prospectus, including without limitation the information set forth under the headings "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Plan of Operations" and "Business", identifies important factors which could cause or contribute to such differences. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances occurring subsequent to the filing of this annual with the SEC. Readers are urged to carefully review and consider the various disclosures made by the Company in this prospectus.]

Risks Related To Business And Operations:
Limited operating history. The Company began operations April 5, 1996 with a shopper product in one market. Subsequently, the Company expanded operations with introduction of a shopper product in a second market and later a traditional Sunday newspaper in both markets. Beginning October 1998, the Company acquired a commercial printing company. More recently the Company has acquired Bartow Communications, Inc., a publisher of new-home real estate guides in the metropolitan District of Columbia areas of Maryland and Virginia. Also in January 1999, the Company acquired RKN Enterprises, Inc., which acts as a contract publisher for organizations and associations which publish home builder association trade publications in South Florida. On October 1, 1999, the Company discontinued activities related to RKN Enterprises, Inc. and terminated all employees related to the business. In July 1999, the Company acquired seventy percent of Gotcashback.com, Inc., which is a development stage company embarking on providing services to home buyers and sellers on the World Wide Web which will initially serve the metropolitan District of Columbia areas, including Maryland and Virginia. The Company has terminated publication of the shopper products and both editions of the Sunday South Georgia Chronicle. The Company has financed its operations to date with sales of Common Stock for cash, services and in payment of debts, including part of the Shares offered by the Selling Stockholders, contributions of property and money from its founder, proceeds of a bank loan and collections of accounts receivable.
Unprofitable operating history. Since the Company began operations in April 1996, the Company has not earned a profit in any period. The Company has incurred a $1,427,511 loss from operations for the year ended September 30, 1997, and a $1,813,577 loss from operations for the year ended September 30, 1998. The Company has also incurred an estimated loss from operations of $2,800,000 for the year ended September 30, 1999. There is no assurance the Company will be able to generate sufficient revenues to become profitable in future periods or to successfully continue its acquisition and growth plans. Without sufficient revenues, the Company will be unable to create value in its equity securities which includes the Shares and to pay dividends. The Company is subject to many risks. See "Management's Discussion and Analysis" and "Description of Business." The Company has limited liquidity as a result of negative cash flows and its liquidity has been limited to the sale of Common Stock, proceeds of a bank loan, collections of accounts receivable and generation of additional accounts receivable, primarily from commercial print sales and computer hardware, software and related services. The Company expects limited liquidity to continue until the Company's operations generate a positive cash flow, of which there is no assurance. The Company plans to sell additional Shares of its Common Stock pursuant to this Prospectus in order to provide capital needed to relocate its facilities and to replace existing press equipment; but, there is no assurance additional Common Stock can be sold or that any other financing will be available in the amount needed for these purposes or, if it is available, that the terms thereof will be acceptable to the Company. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

Dependence on key personnel. The Company is dependent upon the knowledge, efforts and abilities of John V. Whitman, Jr., its founder, chairman and chief executive officer, with respect to the conduct of its current operations and implementation of the Company's plan to improve its sale performance and to achieve profitability, of which there is no assurance. The Company is dependent upon Mr. Whitman because of his extensive involvement with the development of the Company's business and prior publishing experience. The Company's dependence on Mr. Whitman is particularly important during the period prior to the Company reaching a level of operations at which it has the financial ability to attract and retain executive officers at market rates of compensation and benefits who are not founders and major stockholders of the Company. The termination of employment by Mr. Whitman for any reason in the near future could be expected to have a materially adverse effect on the Company because the Company may not be able to find a replacement for Mr. Whitman who has his level of dedication to the Company, except for a person who would require a salary and benefits package which at the present time would exceed the Company's financial resources. Mr. Whitman does not have an employment agreement with the Company, but is the Company's single largest stockholder and the Company's board of directors has unanimously approved a five year employment agreement for Mr. Whitman which is planned to be prepared in writing in the near future. The Company is depending upon Mr. Whitman as the Company's founder and major stockholder for his dedication, commitment and financial interest in the Company as a basis for his continuing employment with the Company, regardless of its financial condition at any particular time and the existence of a written employment agreement.

Risks associated with expansion of commercial printing activities. There is no assurance the Company will be able to successfully implement its plan to expand its commercial printing activities. This risk is associated with availability of capital or revenues to fund the costs of such expansion and to some extent with the Company's ability to identify and employ sales personnel who are capable of carrying out the Company's plan under the direction of management.

Competition. The Company's commercial printing business competes against better established, larger and more financially stable commercial printers in Central Florida. The Company's computer sales and service business competes against many sellers of computer hardware, software and service, many of which are much larger, well established and in some cases national and international companies. There is no assurance that the Company will be able to compete successfully in its market segments.

Lack of dividends. The Company has not declared or paid dividends on its Common Stock, which includes the Shares, and may elect to retain all or most of its net profits, if any, in the foreseeable future to provide operating capital and funding for capital investment in the Company's business. The Company cannot predict if or when it will have current and retained earnings or surplus from which to legally declare and pay dividends. There is no assurance as to if or when the Board of Directors will declare a dividend on the Common Stock, which includes the Shares.

Voting control by management stockholders. Mr. Whitman, who is a director and an executive officer of the Company, and Mrs. Whitman jointly and individually own an aggregate of 3,146,743 shares of the Company's Common Stock (750,000 of which are included for sale pursuant to this Prospectus). In addition, Mr. Whitman holds Common Stock Purchase Options for 2,054,256 shares of Common Stock at the date of this Prospectus. The shares of stock and options represent approximately 20.87 percent of the voting stock outstanding, before sale of any the 750,000 shares and 17.86 percent, assuming the sale of all 750,000 shares by Mr. and Mrs. Whitman and the Company sells all 7,100,000 offered by this Prospectus. In addition, Jackson L. Morris, a director and secretary of the Company owns shares and Common Stock Purchase Options for 4.43 percent before the offering made hereby and 5.0 percent, assuming the Company sells all 7,100,000 shares offered hereby. See, "Management Compensation-Common Stock Purchase Options" and "Principal Stockholders". Each issued and outstanding share of the Common Stock is entitled to one vote on each nominee for a directorship. The Company's Articles of Incorporation do not authorize cumulative voting for the election of directors. Any person who controls or can obtain more than fifty percent of the votes cast for the election of each director will control the election of all directors. Accordingly, it is likely the stockholders who are also the directors and management of the Company hold a sufficient number of votes to elect all of the directors of the Company and other Selling Stockholders who have not sold all their Shares and the purchasers of those Shares which are sold will not be able to elect any directors.

Risks Related To The Offering:

 No assurance of active public market for Shares; Volatility. At times prior to the date of this Prospectus, the public trading market for the Shares has been limited. Development and continuation of a sustained and active trading market for the Company's Common Stock may depend upon the interest in the Company of securities market makers, the investing public and institutional investors, which may depend in turn on the Company's revenues, profits and prospects. The public market price of the Company's Common Stock has been volatile. Furthermore, the Company's Common Stock is quoted on the OTC Bulletin Board, instead of the NASDAQ Small Cap Market or a regional exchange. That quotation medium is believed to have an adverse impact on the interest of some securities brokerage firms and of public investors for the securities quoted there.

Possible negative effect of Common Stock available for future sale. 4,450,021 shares of the Company's Common Stock owned by "affiliates", as defined in Rule 144 under the Securities Act of 1933, are not registered for sale by such affiliates under that Act and are subject to the restrictions and limitations provided by that rule. 1,143,170 of these shares have been owned for more than two years and 371,245 of these shares have been owned for more than one year, but less than two years. An additional 3,306,851 shares have been owned by the Company's affiliates for less than one year and the affiliates have Common Stock Purchase Options covering an additional 2,531,324 shares at the date of this Prospectus, assuming the sale of all Shares offered by the Company hereby are sold. The 1,514,415 shares held for more than one year are eligible for sale by each such holder pursuant to and subject to the requirements of Rule 144. Under the rule affiliates may sell a limited number of shares during each three month period pursuant to the requirements of Rule 144 or affiliates may sell larger numbers of shares if registered under that Act. The offer of a significant number of such shares of Common Stock by affiliates in the future in the public trading market at or about the same time pursuant to Rule 144 or pursuant to a subsequent registration statement under that Act could have a depressive effect on the public market price of the Shares.

Trading limitations on stock at a market price of less than $5 per share.
The quotations for the Company's Common Stock on the OTC Bulletin Board have been less than $5 per share at all time since the Common Stock first began trading in August 1998. Management cannot predict the market price of the Common Stock in the public securities market at any time in the future. At any time the quoted bid price is less than $5 per Share, certain larger stock brokerage firms may prohibit purchase or sale of the Common Stock in their customers' accounts. All securities brokerage firms effecting purchase orders for new clients in the Shares at a time when the Shares have a market bid price of less than $5 per share are required by federal law to send a standardized notice to such new clients regarding the risks of investing in "penny stocks", to provide additional bid, asked, broker compensation and other information to the new customer, to make a written determination that the Shares are a suitable investment for the new client and to receive the new client's written agreement to the transaction, unless the client is an established client of the firm, prior to effecting a transaction for the client. These business practices may inhibit the an active public trading market for the Common Stock during periods that the price is less than $5 by both limiting the number of brokerage firms which may participate in the market and increasing the difficulty in selling the Common Stock. Management cannot predict if or when the Company will qualify to have its Common Stock traded on NASDAQ or a regional or national securities exchange, which would, if admitted to trading in any such market, exempt transactions in the Common Stock, regardless of the market price, from the procedures and safeguards mandated by the "penny stock" regulations summarized above.
USE OF PROCEEDS
There is no assurance as to if or when the Company may receive net proceeds from the sale of the 7,100,000 Shares offered by the Company by this Prospectus. Furthermore, the price or prices at which the Company sells the Shares, if any are sold, cannot be predicted; nor, can the Company predict the uses and needs it may have for the net proceeds at the time of such sale or sales. Accordingly, the Company cannot predict either the total amount of the actual net proceeds, if or when they may be received or how they may be used. In general, the Company anticipates using the net proceeds for relocating and re equipping its commercial printing operation, sales and marketing expenses and for general working capital purposes. The Company may use a portion of the Shares offered by the Company pursuant to this Prospectus to pay liabilities. See, "Business" and " Distribution of Shares".
CAPITALIZATION
The following table sets forth the capitalization of the Company at June 30, 1999. This table should be reviewed in conjunction with the financial statements of the Company and the notes thereto included elsewhere in this Prospectus.
                                                          At June 30, 1999
Long term debt, net of current maturities:                    $140,011
Equity:  (1)
Common stock, no par value, 35,000,000 shares authorized
10,196,604 shares issued                                    4,992,088
Accumulated earnings <deficit>                             (5,891,842)


Total stockholders' equity                                    (899,754)
Total capitalization                                          (759,743)
Subsequent to June 30, 1999, through November 2, 1999, the Company has issued an additional 2,616,154 shares, including 1,599,957 shares of its Common
Stock issued upon exercise of Common Stock Purchase Options by Messrs. Whitman and Morris.

SELECTED FINANCIAL DATA
The following table presents selected financial data at the dates and for the periods indicated. The table should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus.
Statement of Operations Data:
                                                        Nine months ended
                         Year ended September 30,             June 30,
                          1998              1997        1999          1998
                  ------------------   ------------  -----------  -----------
Sales              $1,748,026          $2,421,931     $1,427,138  $1,440,915
Cost of sales       1,691,021           2,198,196      1,434,454   1,459,984
Gross profit           57,005             223,735         <7,316>    <19,069>
Operating expenses  1,870,582           1,740,238      2,207,941     968,645
                  ------------------   ------------  -----------  -----------
Net loss           $<1,813,577>        $<1,516,503>  $ <2,215,256 > $<987,714>

Loss per
 common share:    $   <.70>           $   <.68>     $    <.25>      $ <.38>
Weighted
 average common
 shares
 outstanding:      2,589,632            2,113,131     8,701,964     2,589,632


                 Chronicle Communications and Affiliates,  Inc.
                            Balance Sheets
                             (Unaudited)]
Balance Sheet Data:
                                                  At June 30,
                                          1999                  1998
Working capital <deficiency>            <2,959,431>            <2,235,519>
Total assets                           $ 2,460,885             $2,071,312
Long-term obligations,
 less current portion                      140,011                108,735
Total stockholders' equity                <899,754>             <527,311>

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR YEARS ENDED SEPTEMBER 30, 1998 AND 1997,
AND FOR THE NINE MONTHS ENDED JUNE 30, 1999 AND 1998


The Company completed an acquisition of Bright Now, Inc. and Southern Paper and Converters Inc. on September 30, 1998. This acquisition of the two related companies was treated as a "pooling" under generally accepted accounting principles. As a result of the pooling, the operations of the parent company only and the acquired subsidiaries have been consolidated for the fiscal years ended September 30, 1997 and 1998. The Company's previously reported financial statements for the fiscal year ended September 30, 1997 has been restated to reflect the pooling. At September 30, 1997 and 1998, the Company, on both a parent only and consolidated basis, and its subsidiaries, considered individually, were technically insolvent. The Company operates a commercial web-offset printing business and a newsprint paper recycling business located in Tampa, Florida and during part of the reported periods was the publisher of two free weekly shopper-style tabloid newspapers and two full size Sunday Newspapers. The Company's revenues were generated through sales of commercial printing services, sales of display advertising in its own publications, sales of classified advertising and sales of recycled newsprint to the packaging and shipping

The Company's operating activity for the year ended September 30, 1998 reflect forty-four weeks of The South Georgia Chronicle - Crisp County Edition, fifty-two weeks of The South Georgia Chronicle - Grady County Edition, nineteen weeks of The Sunday South Georgia Chronicle - Crisp County Edition and nineteen weeks of The Sunday South Georgia Chronicle - Grady County Edition. The Company operated its commercial printing plant and its paper recycling business for the entire 1998 fiscal year. The Company's operating activity for the year ended September 30, 1997 reflects one full year of operations with the South Georgia Chronicle and The Crisp Area Penny Saver, shopper style tabloid newspapers, and a full year of operations from it's commercial printing plant and it's paper recycling business.

The Company incurred operating losses of $1,813,577 and $1,516,503 for the years ended September 30, 1998 and 1997, respectively. At September 30, 1998 current liabilities exceeded current assets by $2,824,648 and the Company was in default on substantially all its debts -- See note 5 to the financial statements appearing elsewhere herein. Additionally, major vendors had placed the Company on a COD basis for purchases.

The decline in revenues for the 1998 fiscal year compared to the 1997 fiscal year and the losses for the fiscal year ended September 30, 1998, were directly related to closure of the Company's Sunday edition newspapers and one of the shopper publications in South Georgia. Additionally, the acquired companies were technically insolvent at September 30, 1998 and had suffered huge revenue losses as a result of no operating capital, vendors dropping credit terms and requiring payment on delivery, and further deterioration of printing equipment resulting in loss of customer base.

Significant revenues, as well as the losses for the fiscal year ended September 30, 1997 were associated with the Company's entry into the Sunday newspaper market with publication of the Sunday South Georgia Chronicle, both Crisp and Grady County Editions, subcontracting printing services for each of the Company's publications, editorial overhead, including costs related to Associated Press membership, a general downturn in the economy in South Georgia leading to a drop in display advertising revenue, lack of cash to purchase bulk newsprint from mill direct sources and substandard equipment at the printing plant which restricted many potential customers from printing with the Company, and finally the high costs associated in building a public market for the Company's common stock, including audit costs. The Company's management believes if it had been better capitalized during the period it could have offset the losses by opening more markets to its shopper products which would have spread fixed costs over a broader revenue base. Additionally, the Company's management believes that, if the Company had been properly capitalized, the Company would have made capital equipment purchases and repairs that would have improved efficiency and drastically increased its commercial printing revenues.

Since September 30, 1998, The Company has been reducing debt, primarily through the issue of common stock to its creditors, slowly making necessary equipment repairs and attempting to mend relationships with its vendors. The closure of the Company's products in South Georgia and the elimination costs associated with production in rural markets which were served by the Company have a positive impact on the Company's operating performance in subsequent periods. The Company's acquisitions of additional companies in January and August 1999 and have negatively impacted the Company's operating performance. These 1999 acquisitions are expected to triple revenues and allow the Company to spread the costs associated with building a market for its common stock over a larger revenue base.

Limited liquidity and financial resources:

During the 1998 and 1997 fiscal years, the Company funded much of its working capital needs through the sale of its common stock. Approximately $1,570,000 in capital was raised in connection with these stock sales. The Company's continued ability to operate is dependent on its ability to either refinance its existing debt or raise additional capital.

The Company's working capital position declined to a negative $2,824,648 at September 30, 1998 from a negative $968,196 at September 30,1997. This condition is the result of a decline in total current assets to $222,809 from $552,789, coupled with an increase in total current liabilities by $1,526,472, partially as a result of defaults on long-term liabilities. The Company significantly decreased bank overdrafts between fiscal year ends by $23,599. The Company experienced an increase from period to period in notes payable and current maturities of long-term debt by $971,914, accounts payable by $232,487, accrued payroll liabilities by $119,986 and other accrued liabilities by $225,684. Both the Company's total current assets and total current liabilities, as well as operating expenses, have been adversely impacted by the costs associated with the partial discontinuance of several of the Company's South Georgia publications, it's 1998 acquisitions, which had considerable debt and costs associated with building a market for it's common stock.

The Company had limited liquidity as a result of negative cash flows during the reported periods and its liquidity was limited to the sale of common stock, proceeds of a bank loan, collections of accounts receivable and generation of additional accounts receivable, primarily from sales of commercial display advertising in its products and revenues generated from the commercial web printing business. The Company anticipated several periods of capital formation and operating losses which management believes are normal for a new and expanding business. The Company's management believes the Company can improve its gross margins by expanding operations and increasing revenues, thereby spreading fixed costs over a broader revenue base.

Management cannot predict how long it will be able to continue to operate with negative working capital, a technically insolvent condition and with its major properties subject to a judgment of foreclosure. Subsequent to September 30, 1998, the Company has reduced total indebtedness and obtained services by issuance of its common stock to certain creditors and is significantly dependent upon forbearance of collection and foreclosure sale by its remaining trade creditors and its major judgment creditor, respectively. The Company requires and is aggressively seeking primarily debt financing in order to satisfy the delinquencies in its trade credits, satisfy its judgment creditors and reestablish commercially reasonable trade credit arrangements with suppliers. The Company intends to aggressively seek equity financing for the purpose of restoring solvency. Furthermore, the Company intends to continue its program of acquiring businesses, primarily through the issuance of common stock, which are solvent, profitable and have a positive cash flow. There is no assurance the Company will be able to obtain debt or equity financing, or if such financing is available, that it will be on terms acceptable to the Company. There is no assurance the Company will be able to make additional acquisitions which satisfy the Company's requirements. See Note 11 to the Financial Statements included elsewhere herein.

The Company's nine months' results covered in this Prospectus began on October 1, 1998, and ended on June 30, 1999. The Company completed an acquisition of Bright Now, Inc. and Southern Paper and Converters Inc. on September 30, 1998. This acquisition of the two related companies was treated as a "pooling" under generally accepted accounting principles for periods prior to the acquisition date, including the comparative quarterly periods ended December 31, 1998, March 31, 1999, and June 30, 1999. At June 30, 1999 and 1998, the Company, on both a parent only and consolidated basis, and its subsidiaries, considered individually, were technically insolvent.


The Company's operating activity for the nine months ended June 30, 1999 reflect twelve editions each of New Homes Register which included the Maryland and Virginia editions, six editions of Business Builder, two editions of Bonded Builder News, and the Company operated its commercial printing plant
and its paper recycling business for the entire nine months.   The Company's
operating activity for the nine months ended June 30, 1998, reflect thirty-nine weeks of the South Georgia Chronicle Thomas County Edition, thirty-nine weeks of the South Georgia Chronicle Crisp County Edition, and revenues from its commercial printing plant and its paper recycling business.

The Company incurred operating losses of $2,215,256 for the nine months ended June 30, 1999, against operating losses of $987,714 for the nine months ended June 30, 1998. At June 30, 1999, current liabilities exceeded current assets by $2,959,431 and the Company was in default on substantially all its debts -- See note 5 to the financial statements appearing in this prospectus for the period ended September 30, 1998. At June 30, 1998, current liabilities exceeded current assets by $2,235,519 and the Company was in default on substantially all its debts -- See note 5 to the financial statements appearing in this prospectus for the period ended September 30, 1998. Additionally, major vendors had placed the Company on a COD basis for purchases.

The decline in revenues for the nine months ended June 30, 1999, compared to the nine months ended June 30, 1998, and the losses for the nine months ended June 30, 1999, were directly related to commercial printing jobs dropped at the Company's printing facility that did not meet the Company's minimum profit standards and seasonal downturn in the commercial printing business. Additionally, the Company suffered revenue losses as a result of no working capital, vendors declining credit terms and requiring payment on delivery, and further deterioration of printing equipment resulting in loss of customer base.

The Company showed a decrease in cost of good sold for the nine months ended June 30, 1999, over the same period in 1998. Revenues were $1,427,138 and $1,440,915 respectively for the periods ended June 30, 1999, and 1998. Cost of sales as a percent of revenue was 100.5% for the nine months ended June 30, 1999, verses 101.3% for the same nine months ended 1998. Net loss per common share, basic was ($.25) and ($.38) for the nine months ended 1999 and 1998, respectfully. Net operating loss declined to $2,215,256 for the period ended June 30, 1999, against a loss of $987,714 for the same period ended 1998.

The Company's management believes if it had been better capitalized during the period it could have offset the losses by making capital equipment purchases and repairs that would be expected to have improved efficiency and increased its commercial printing revenues.

The Company's acquisitions of additional companies in January and August 1999 have negatively impacted the Company's operating performance. Management expects these 1999 acquisitions to triple revenues and allow the Company to spread the costs associated with building a market for its common stock over a larger revenue base.
Limited liquidity and financial resources:

During the nine months ended June 30, 1999 and 1998, the Company funded much of its working capital needs through the sale of its common stock. The Company continued ability to operate is dependent on its ability to either refinance its existing debt or raise additional capital.

The Company's working capital position declined to a negative $2,959,431 at June 30, 1999, from a negative $2,223,519 at June 30, 1998. This condition is the result of an increase in total current liabilities by $730,740, partially as a result of defaults on long-term liabilities. The Company experienced an increase from period to period in notes payable and current maturities of long-term debt by $247,569. Accounts payable decreased by $167,539. Accrued payroll liabilities increased by $143,775 and other accrued liabilities by $269,346.

Year 2000 considerations:

Many companies will face potentially serious issues associated with the inability of existing data processing hardware and software to appropriately recognize calendar dates beginning in the year 2000. The Company believes it has identified its software applications and hardware devices which could be impacted by the Year 2000 issue. All of the Company's computer systems are personal computer based. The Company's general ledger system has been upgraded and is Year 2000 compliant. The Company's management believes all of its desktop publishing software is Year 2000 compliant. A Year 2000 compliant version of the Company's primary database application for sales order management and billing has been installed and successfully tested; with implementation expected to occur by October 1, 1999. The Company has scheduled other system upgrades that are either on hand or readily available and it expects all of its information technology (IT) systems, including its internal telephone system, to be Year 2000 compliant on or before October 1, 1999. When completed, the Company estimates that its total costs in obtaining Year 2000 compliance will have been less than $25,000.

Generally, the goods and services the Company purchases from its vendors and suppliers are not considered to be directly vulnerable to Year 2000 issues; additionally, these goods and services are not unique and are available from numerous alternative sources. Reliable telephone service is critical, particularly to the Company's sales of advertising. Disruption of telephone service could have a material adverse effect on the Company's results of operations and, depending on the duration of interruption, its financial condition. The Company has not yet contacted its large vendors in an effort to assess their compliance with Year 2000 readiness issues; it intends to make these contacts and assessments in late-1999, but well in time to switch to alternative suppliers if necessary. The Company does not believe it is practicable to contact many of its advertising clients with regard to assessing their Year 2000 compliance. No single client represents as much as one percent of the Company's overall revenues; therefore, the Company believes that it would not be materially adversely affected by the impact of Year 2000 upon any individual client.

THE BUSINESS

 The Company operates a commercial web-offset printing business and a newsprint paper recycling business located in Tampa, Florida and is the publisher New Homes Register which published two editions, Maryland and Virginia. The Company also owns a custom computer builder located in Houston, Texas, which sells both hardware and software to retail customers and through its E-commerce site. The Company's revenues were generated through sales of commercial printing services, sales of display advertising in its own publication, and sales of computer hardware and software and recycled newsprint to the packaging and shipping industries.

Commercial Printing:

Bankruptcy of Bright Now, Inc.
On November __, 1999, Bright Now, Inc. filed for protection under chapter
11 of the bankruptcy code: Bright Now, Inc. doing busines as United Printing and Publishing, case n. 99-18814 in the US Bankruptcy court in the Middle District of Florida, Tampa Division. The Company expects Bright Now, Inc.
to file a plan of reorganization in due course. At the date of this prospectus, the Company is uncertain regarding the business and prospects of Bright Now, Inc., which are highly dependent upon the ability of the company to provide funding to Bright Now, Inc., which depends in turn upon the Company's ability to sell the shares offered hereby. Most of the company's publishing activities are conducted directly, so a possible loss of Bright Now, Inc. is expected to increase the Company's cost of goods sold by requiring the Company to have its publications printed by others.

 The Company's commercial printing business in Tampa, Florida operates one eight color cold set web press and one seven color cold set web press, both manufactured by Harris Heidelberg, and has a complete pre-press facility, including disk to film capability. The Company prints primarily specialty newspapers, advertiser products and house organs for others. The Company's customers are located principally in the Tampa Bay Area and Central Florida, but the Company also has customers in South Florida. Commercial printing accounts for approximately seventy-four percent of the Company's revenues.
The Company's commercial printing business is seasonal, with a decline of approximately thirty-five percent in revenues in the summer months from the peak revenues during the winter months. The Company's revenues are generated over a broad base of customers with no one single customer comprising over ten percent of annual print revenues. The Company does not maintain contracts with any of its customers for commercial printing. Commercial printing is highly competitive in the Tampa Bay and Central Florida markets. Competition is significantly based upon price, but quality of printing and timeliness of delivery are also factors. There are approximately four other commercial printers who have capacity to print color cold set work with whom the Company competes. The Company's major competitor is Web Offset which operates two printing plants, one in Tampa and one in Clearwater. Web Offset has over nine cold set presses and currently dominates the commercial offset web business in West Central Florida. The Company believes that a number of these competitors have been in business longer and have greater financial resources than the Company. Commercial printing opportunities can be significantly influenced by advertising, equipment upgrades, additional capital equipment purchases and a qualified sales force. The Company has been hampered by insufficient funds to maintain the quality and efficiency of its equipment, an aggressive advertising program or a qualified sales force. Even with the Company's limited capital resources, it maintains a larger percentage of the available customer base which can be printed on the type of equipment the Company operates. The Company's raw materials, principally newsprint and ink, are available from numerous suppliers. The printing industry infrequently experiences shortages in paper supplies. The Company employs thirty-five personnel in its commercial printing operations, including executive personnel.

  The Company maintains a small business recycling damaged roles and butt end or dink roles of newsprint. The Company purchases these roles from other printers, primarily major daily newspapers in Florida and South Georgia. The salvageable newsprint is cut into sheets and sold for a variety of purposes, primarily for packing. The unsalvageable waste is sold to paper mills for reprocessing. This operation comprises an insignificant part of the Company's operations.

Description of Property:
  The Company's executive offices and printing facilities are located in a 40,000 square foot office/warehouse/industrial facility which the Company owns in the historic Ybor City district of Tampa. This facility is adequate for the Company's headquarters, commercial printing and publishing needs.

  The Company generally runs one shift five days a week, but when necessary can increase to two or three shifts and extend printing schedules up to seven days a week. The The Company has excess capacity on its existing press equipment. The facility is in need of significant maintenance and capital improvements. The property, as well as the printing presses and certain other equipment, is subject to a foreclosure judgment in favor of the Company's mortgage lender. The Lender is forbearing on sale of the property due to discovery of environmental problems. Although the Company holds a quitclaim deed to the property which could be filed at any time, it has not filed the deed as of the date of this Prospectus. There is no assurance of how long the Company's lender will continue forbearing. See, "Legal Proceedings".

  The Company has made a major commitment to state-of-the-art computer hardware and publishing software. The Company owns a sixteen work station computer network and a central file server expandable to fifty user work stations with a 10-T based ether talk INA system. Installed technology allows full pagination of all products with simplified transport by "zip disk" to the printer. Color proofing and scanning equipment has been installed which eliminates most darkroom procedures. The Company has installed a computer hard drive array which has the capacity for storing of years' worth of customer advertising materials for future use.

  The Company's operations in suburban Washington, D.C. and in Houston, Texas are located in leased general office space which is suitable for The Company's needs.


Legal Proceedings:

  For information about the filing by Bright Now, Inc. under Chapter 11 of the Bankruptcy Code, see "Bankruptcy of Bright Now, Inc."

  One of the Company's subsidiaries is a defendant in a suit alleging racial discrimination in which the plaintiff seeks unspecified damages. The suit, Holloway vs. Bright Now, Inc., Case No. 98-1246 in the U.S. District Court for the Middle District of Florida, Tampa Division, alleges discrimination before the Company acquired its subsidiary and seeks unspecified damages. The Company believes the allegations have no merit and is vigorously defending the action.

  One of the Company's subsidiaries is a defendant in a foreclosure action against the Company's printing plant and equipment based upon a first mortgage and security interest. Judgment has been entered against the subsidiary in NationsBank, N.A. vs. Bright Now, Inc., et al., Case No. 98-7658 in the Hillsborough County, Florida Circuit Court. The plaintiff has not proceeded with the foreclosure sale based upon the Company's efforts to obtain refinancing. There is no assurance how long the plaintiff will be willing to delay the foreclosure sale. A loss of the Company's plant and equipment would have a materially adverse effect on the Company's operations and financial condition.

  One of the Company's subsidiaries is a defendant in a foreclosure action against the Company's printing plant based upon a second mortgage. The case is Second 26 Corp. vs. Bright Now, Inc., Case No. 189-0880 in the Hillsborough County, Florida Circuit Court.

  The Company's subsidiaries are defendants in the following litigation with vendors:

  Prestige Paper, Inc. and Midsouth Pulp and Paper, Inc. vs. Bright
Now, Inc., Case No. 98-3417 in the Hillsborough County, Florida Circuit Court seeks recovery of $230,000. The Company has issued common stock in payment of this claim and has stipulated to entry of judgment.

  Kimberly-Clark Corp. vs. Bight Now, Inc., Case No. 98-4905 in the Hillsborough County, Florida Circuit Court seeks recovery of approximately $130,000.

  AT&T Capital Leasing Services, Inc. vs. Bright Now, Inc., Case No. 98-7681 in the Hillsborough County, Florida Circuit Court seeks recovery of approximately $35,248.

  Ryder Transportation Services vs. Southern Paper and Converters,
Inc., Case No. 97-19164 in the Hillsborough County, Florida Circuit Court sought recovery of approximately $10,000. Judgment has been entered in favor of the plaintiff.

  Unisource Worldwide, Inc. vs. Bright Now, Inc., Case No. 99-3686 in the Hillsborough County, Florida Circuit Court seeks recovery of approximately $14,000.

  Anderson & Orcott vs. Bright Now, Inc., Case No. 98-3807 in the
Hillsborough County, Florida Circuit Court seeks recovery of approximately $10,000.

  The Company is a defendant in the following litigation with vendors:

  Tech Squared vs. Chronicle Communications, Inc., Case No. 98-SV-029 in the Grady County, Georgia Superior Court seeks recovery of approximately $24,000.

  The Tallahassee Democrat, Inc. vs. Chronicle Communications, Inc.,
Case No. 98-V-411 in the Grady County, Georgia Superior Court sought recovery of approximately $30,000. Judgment has been entered in favor of the plaintiff.

  Larry S. Hyman vs. Chronicle Communication, Inc., Case No. 98-5547 CI 7 This action is for breach of contract in the acquisition of a printing plant and seeks $739,371.70 in damages. The company believes it has defense to this claim and intends to vigorously defend.

  The Company has been named as the defendant in Patken Leasing
Company, Inc. vs. Chronicle Communications, Inc., Case No. 99014163 in the Dade County, Florida Circuit Court seeks recovery of approximately $108,000 for sums advance to Bright Now, Inc. The Company plans to move to dismiss in that the corporate veil cannot be pierced. Bright Now, Inc., the Company's subsidiary, will likely be named as a defendant by the plaintiff in a subsequent suit, in the event the Company is successful in obtaining a dismissal or summary judgment in this suit.

  The Company's subsidiaries are also involved as defendants in additional litigation with vendors, none of which exceeds a claim of approximately $10,000. The Company's subsidiary was a defendant in several additional suits which were resolved prior to September 30, 1998 and are reflected in the financial statements elsewhere herein.


Publications And Publishing Activities:

  The Company publishes The Register, a bimonthly guide to new homes in the Washington, D.C. metropolitan area, including Maryland and Virginia. The Register principally serves real estate brokers and their agents. The Company is the only supplier of new homes information to the six state Metropolitan Regional Information System, the regional multi-list system, which covers Washington, D.C., Maryland, and Virginia. The Company is the only supplier of comprehensive new homes information to the real estate brokerage industry in its market area. The Company prints The Register at its plant in Tampa. To the Company's knowledge, there are no direct competitors with The Register.

  In August 1999, the Company began publication of the first of five coupon books planned to serve major markets within the Central Florida area. The coupon book is a 5.5 by 8 inch format, with the first issue being twenty-four pages and fifty thousand copies. The books are distributed free of charge at high traffic retail location. The Company is now utilizing existing staff to sell the coupon advertising and is printing the books on butt end rolls left over from jobs for its commercial print customers. These practices are expected to result in above normal gross margins. The introduction of the books in additional markets may require addition of sales personnel, which can also sell the Company's other printing services. The Company competes for advertising sales in its coupon books with many products including Val-Pak Direct Marketing Systems and all other shopper oriented print advertising to consumers.

Internet Services:

  The Company has acquired seventy percent of a development stage Internet business operating under Gotcashback.com, Inc. That company plans to generate revenues from home buyers and sellers who register with the company to use its referral services real estate brokers, title insurance, moving assistance, furniture, and mortgage services. At the closing of their real estate transaction, the buyer or seller using Gotcashback.com will receive a rebate on total fees and costs. Gotcashback.com, Inc., through its own subsidiaries engaged in providing these services, earns revenues based upon its participation in the various elements of real estate transactions. That company expects to begin generating revenues in November 1999 and is beta testing it's concept in the greater Washington, DC, Virginia and Maryland markets. Gotcashback.com can be accessed at www.gotcashback.com on the World Wide Web. That company's Web services were initiated subsequent to the fiscal year covered by this annual report. The Company is not aware of anyone offering services similar to Gotcashback.Com. The Company is unclear about the future of Gotcashback.com, due to delays in obtaining funding through a now pending private placement of that company's common stock.

Computer And Software Services:

  The Company is a seller of custom-built personal computers, network solutions, Web site design and hosting services in the Greater Houston, Texas market area. The Company operates an e-commerce site through which it offers 36,000 computers, computer components and accessories. The business was founded 1994 and has enjoyed profitable operations since inception. The Company supplies custom built PC's to several Houston area community colleges and has contracts with the Houston Area School System, as well as an active individual customer base. The Company maintains one retail store at which it generates revenues from walk in traffic. The Company's Web site can be accessed at www.acionline.net. The Company's sales and services operations were acquired subsequent to the fiscal year covered by this annual report.
The Company expects the acquisition to be treated as a pooling under generally accepted accounting principles first reflected in its financial statements for fiscal 1999 and earlier years. The Company competes with Dell, Gateway, CompUSA and hundreds of other local, regional and national vendors of personal computers, components and software.

MANAGEMENT

The names, ages and terms of office of directors and executive officers of the Company are set forth in the following table:
Name                Age         All positions with Company   Director since
---------------------------------------------------------------------------
Jackson L. Morris    55         Director, General Counsel
                                and Secretary                   1996
John V. Whitman, Jr. 41         Director and President          1996

  Each director is elected by holders of a majority of the Common Stock to serve for a term of one year and until his successor is elected and qualified, which is generally at the annual meeting of stockholders. Non-management directors are paid an annual cash fee of $500 and Common Stock purchase options for their services as directors. See, "Common Stock Purchase Options". Officers serve at the will of the board. The Company may indemnify directors and officers against damages which qualify, in the opinion of the disinterested members of the board, for indemnification under Georgia law and the Company's Bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to Georgia law, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

  Jackson L. Morris, Esq., a director and general counsel of the Company since inception and corporate secretary since August 23, 1998, is an attorney in private practice since 1992. He practiced law in Tampa and St. Petersburg, Florida with the law firm of Harris, Barrett, Mann & Dew in 1991 and 1992.
Mr. Morris was a founding member of the St. Petersburg, Florida law firm of Greene & Mastry, P.A. in 1984, practicing law with that firm until 1991 and with its predecessor from 1982 to 1984. Mr. Morris' law practice has been primarily in the areas of general corporate, securities and contract law. Mr. Morris is a member of The Florida Bar, The State Bar of Georgia (inactive) and The District of Columbia Bar. He is admitted to practice before the United States Tax Court and Supreme Court of the United States of America. Mr. Morris earned a B.A. degree in economics (1966) and a Juris Doctor degree
(1969) from the Emory University in Atlanta, Georgia and a L.L.M. degree in federal taxation (1974) from Georgetown University Law Center. The U.S. Securities and Exchange Commission has brought a civil suit against Mr. Morris and others alleging that he sold 50,000 shares common stock in violation of the registration requirements of the Securities Act. Mr. Morris received the shares as compensation for services rendered in connection with a shell company reverse merger. The suit seeks an injunction and penalty against Mr. Morris.
  John V. Whitman, Jr., is the founder, director and president of the Company since inception. In February and March 1996, Mr. Whitman was planning for a business which became the Company. From September 1, 1995 into February 1996, Mr. Whitman was the President of Southwest Georgia Shoppers, Inc., a subsidiary of Gray Communications Systems, Inc., a New York Stock Exchange listed company, (trading symbol GCS) which had purchased the assets of Phillips Publishing, Inc. owner of the Tallahassee Advertiser, The Add Sheet, The South Georgia News and Shopper and The Gadsden News and Shopper. During his brief tenure with Southwest Georgia Shoppers, Inc., Mr. Whitman was assigned the additional responsibilities of president of the Rockdale Citizen Publishing Company, the owner of the Gwinnett Daily Post and The Rockdale Citizen. Mr. Whitman was the vice president and publisher of Phillips Publishing, Inc. from October 1992 to August 1995. Mr. Whitman founded The South Georgia News and Shopper and The Gadsden News and Shopper for Phillips Publishing, Inc. Mr. Whitman managed thirty-eight full time and forty-three part time employees and exercised full management and financial responsibility for Phillips Publishing, Inc.'s operations. He also served as a consultant and motivational speaker to other Phillips publishing divisions. For seven months in 1992, Mr. Whitman was employed by Southeast Publishing Ventures in the capacity of District Manager, in which he launched a new housing guide for the Treasure Coast of Florida and turned around a new housing guide for the Orlando, Florida market. In 1991 and 1992, Mr. Whitman was engaged in consulting in the publishing industry and efforts to acquire a print media company for his own account. Mr. Whitman attended Hillsborough Community College and the University of South Florida.

Management Compensation:

Name                    Fiscal Year          Position(s)       Salary(1)
---------------------   -----------           --------------   -----------
John V. Whitman, Jr.       1997              President      $  99,400
                           1998              President      $ 125,000
                           1999              President      $ 175,000


(1) Mr. Whitman has taken advances from the Company during the respective periods. See, Note 10 to Financial Statements appearing elsewhere herein.

The following table sets forth certain information about common stock purchase options granted to Mr. Whitman during the 1998 and 1999 fiscal years.

                                As % of
               Number of    total granted to    Exercise          Grant Date
Name            Shares       all employees       price    Expiry     value
------------   -----------  ----------------    --------  ------  -----------
JV Whitman, Jr.  1,250            25%             (1)    10/01/02     $.50
               343,902          77.35%            (2)       none      $.50
             1,033,453          73.48             (2)       none      $.38

(1) The exercise price is seventy percent of the average bid and asked quotation (or closing price) on the day prior to exercise.
(2) The exercise price is during the respective years following date of grant is a percentage of the average bid and asked quotation (or closing price) on the day prior to exercise, as follows: first year - 25%; second year - 30%; third year - 40%; thereafter - 50%. This option entitles Mr. Whitman to maintain 21.55% ownership of the Company's total issued and outstanding common
stock at any time, less an adjustment for shares sold by Mr. Whitman.    The
exercise of options by Mr. Whitman and Mr. Morris results in an increase on total issued and outstanding shares of Common Stock against which the option percentage is then applied in the future. Mr. Whitman and Mr. Morris have recently recognized this effect of the option formula and have agreed to eliminate this effect in the future by the exclusion from then current issued and outstanding shares of the shares issued to them for purposes of options computation.

CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

See Item 10, above, and Note 7 to the Financial Statements included elsewhere herein for advances made by the Company to Mr. Whitman, its President and Chairman.

PRINCIPAL STOCKHOLDERS

The names of directors and officers and the name of each person who owns legally and beneficially more than five percent of the Company's issued and outstanding Common Stock at the date of this Prospectus, the address of each such person, the number of shares which each owns and the percentage of the Common Stock represented by such shares (assuming in each case the exercise of Common Stock Purchase Options held by all such persons), before and after the Offering (assuming all Shares are sold) is set forth in the following table. All ownership is both legal and beneficial unless otherwise indicated. See, "Selling Stockholders".
Name                     Number of Shares   Number of Shares
                          Before sale of      After sale of      %       %
                              Shares             shares       Before  After
------------------------    ----------------  -----------------  -----------
Jackson L. Morris (1)(3)(5)      768,710        768,710       4.43     4.43
John V. Whitman, Jr. (1)(2)(4) 2,382,983      1,882,983      13.76    10.874
All directors and officers     3,151,693      2,651,693      18.19    15.304
as a group  (3 persons)



(1) Messrs. Morris and Whitman's address is the address of the Company.
(2) Number of shares and percentage does not include 2,054,256 shares which Mr. Whitman may acquire at any time by exercise of common stock purchase options. Mr. Whitman shares beneficial ownership of 763,760 shares with his wife.
(3) Number of shares and percentage does not include 477,068 shares which Mr. Morris may acquire at any time by exercise of common stock purchase options.
(4) Mr. Whitman Shares legal ownership of 3,146,743 with his wife. 3,596,743 of the shares listed above are legally owned by Mr. Whitman's children who live in his home. Does not include 1,946,605 options which would become effective assuming the sale of all 7,100,000 Shares offered by the company by this prospectus
(5) Does not include 452,068 options which would become effective assuming the sale of all 7,100,000 Shares offered by the Company by this prospectus

DESCRIPTION OF SECURITIES

The Company is authorized to issue 169,904 shares of Series A Zero Coupon Preferred Stock ("Series A Preferred"), all of which has been issued and has been converted into common stock prior to the date of this Prospectus. Each share of the Series A Preferred has a par value and liquidation preference of $.10 per share, has a redemption value of $.175233661, is not entitled to payment of a dividend, is not entitled to vote on matters submitted to a vote of or approval by the holders of the Common Stock and has a conversion privilege into one share of the Company's Common Stock at the election of the holder, the conditions to demand for redemption and election of conversion being subject to negotiation and agreement between the Company and the holder. Having been issued and converted, the Company does not have any Series A preferred available for issuance in the future.

Common Stock:

The authorized Common Stock of the Company consists of thirty-five million shares, no par value per share, which include the Shares offered by this Prospectus. A total of 10,196,604 shares of Common Stock were outstanding at June 30, 1999 and 7,118,963 additional shares were issued between that date and the date of this Prospectus, for a total outstanding of 17,315,567 shares at the date of this Prospectus. Holders of the Common Stock, which includes the Shares, (i) have equal and ratable rights with all holders of issued and outstanding Common Stock to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably with holders of issued and outstanding Common Stock in all of the assets of the Company available for distribution to holders of Common Stock, after distribution of the liquidation preference on the Preferred Stock, upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights;
(iv) have no redemption or sinking fund provisions applicable thereto; and (v) have one vote on election of each director and other matters submitted to a vote of stockholders. All shares of Common Stock outstanding are, and those sold pursuant to this Prospectus when issued and delivered against payment therefore, will be, duly authorized, legally issued, fully paid and non-assessable. Each holder of Common Stock has a preemptive right to purchase such number of shares in any offering, which is subsequent to the offering in which he or she acquired his or her shares, as is determined by dividing the number of his or her shares by the number of shares issued and outstanding at the beginning of such subsequent offering. The initial holders of the Company's Common Stock have not exercised their preemptive rights with respect of subsequent offerings. The holders in the second offering by the Company may have the right to exercise their preemptive rights; except all such holders have been afforded an opportunity to purchase shares in the third offering and have purchased either a limited number of shares or declined to purchase any additional shares. The Board of Directors is expected to recommend an amendment to the Articles of Incorporation, as amended, which if approved, will eliminate preemptive rights.
Series A Zero Coupon Preferred Stock

The Company is authorized to issue 169,904 shares of Series A Zero Coupon Preferred Stock ("Series A Preferred"), all of which has been issued and has been converted into common stock prior to the date of this Prospectus. Each share of the Series A Preferred has a par value and liquidation preference of $.10 per share, has a redemption value of $.175233661, is not entitled to payment of a dividend, is not entitled to vote on matters submitted to a vote of or approval by the holders of the Common Stock and has a conversion privilege into one share of the Company's Common Stock at the election of the holder, the conditions to demand for redemption and election of conversion being subject to negotiation and agreement between the Company and the holder. Having been issued and converted, the Company does not have any Series A preferred available for issuance in the future.


Transfer Agent. The Company has engaged Atlas Stock Transfer Corporation, Salt Lake City, Utah to act as its transfer agent and registrar for the Common Stock.

SELLING STOCKHOLDERS

The following table sets forth the name of each Selling Stockholder who owns less than one percent of the issued and outstanding Common Stock of the Company and who has Shares included in this Offering. Assuming all such Shares are sold, none of these selling stockholders will own any stock in the Company. The total number of Shares included in this Offering by the following Selling Stockholders is 1,312,912 Shares. The Company will not receive any proceeds from the sale of the Common Stock by the following Selling Stockholders.

Name of Selling       Number of Shares to be
Stockholder            sold in this Offering

Butler, Meaghan E.*        150,000
Butler, Michael D. *       150,000
Ecomcom, Inc.               20,000
Gambino, Charles            20,000
Gambino, Josephine          20,000
Gassner, Mary               25,000
Holly, John                100,000
Johnson, Robert H.         100,000
Nathan, Marc H.             10,000
Nathan, Michael K.          10,000
Nguyen, Long H.            152,778
Paru, Victor A.             30,000
Riker, David                10,000
Riscile, Lori **            20,000
Robertson, Hugh            100,000
Robinson, Christina         13,667
Shibley, Jeanne             50,000
Shibley, Jeffery L          16,667
Thomas, David Reed          70,000
Trapp, Steven               25,000
Twait, Jeffrey              20,000
Watkins, J. Scott           20,000
West Florida Yachts         29,800
Whitman, Sarah E. *        150,000

*Mr. Whitman's child.
**Employee of the Company.

The following table sets forth the name of each Selling Stockholder who owns more than one percent of the issued and outstanding Common Stock of the Company before the Offering, the number of Shares included in the Offering made by this Prospectus and the percentage of Common Stock the Selling Stockholder owns before this Offering and will own after the Offering, assuming the sale of all the Shares included in this. The total number of Shares included in the offering by these Selling Stockholders is 5,171,260 Shares. The Company will not receive any of the proceeds from the sale of the Common Stock by the following Selling Stockholders. The Company believes that some or all of the following persons may have purchased additional shares of the Company's Common Stock in the public market, which Shares may be registered in street name and are not reflected in the following table.


                                                         Percent of Class
Name of Selling Stockholder    Number of       Shares    Before       After
                            Shares owned    to be sold  Offering   Offering

Ameri-First Financial          500,000        500,000    2.887%      0.000%
Color Ink Corporation          567,800        567,800    3.279%      0.000%
Generation Capital Assoc. (1)  975,904        975,904    5.000%      0.000%
Jacob International, Inc.      500,000        200,000    2.887%      1.732%
Johnson, C. Bart               225,000        225,000    1.299%      0.000%
Lam, Michael                   281,250        281,250    1.624%      0.000%
Lam, Sandra                    343,750        343,750    1.985%      0.000%
Lennox, David                  166,667        166,667    0.096%      0.000%
Lennox, David H.               138,889        138,889    0.080%      0.000%
Rapid Release Research         592,000        247,000    3.478%      1.992%
Riker, Ron                     225,000        225,000    1.299%      0.000%
Salmon, David E.,
 Irrevocable Trust*            100,000        100,000    2.021%      0.000%
Salmon, David*                 250,000        250,000    2.021%      0.000%
Shunta, Joseph                 200,000        200,000    1.155%      0.000%
Whitman, John V.* & Marsha B.  763,760        250,000    4.410%      2.967%
Whitman, John V. Jr.*        2,382,983        500,000   13.760%      10.87%

*Employee of the Company.


(1) Includes up to 169,904 shares to be issued upon conversion of 169,904 shares of convertible preferred stock and up to 500,000 shares to be issued upon conversion of a convertible note. Generation Capital Associates may not convert either the preferred stock and/or the convertible note to the extent such conversion would result in it owning more than 5% of the outstanding common stock.

DISTRIBUTION OF SHARES

Distribution by the Company:

 The Company is offering 7,100,000 shares of its authorized but unissued Common Stock for sale by this Prospectus in a "self underwritten" public offering. The Company's Chairman, Mr. Whitman, will offer the 7,100,000 Shares on behalf of the Company. See, "Management". Mr. Whitman will not receive any compensation for sales of the Shares which he may make. The Company will rely on Rule 3(a)4-11 in that Mr. Whitman has never been either a registered securities broker-dealer or an affiliate or associated person thereof. The Company will receive the net proceeds from the sale of the 7,100,000 Shares. There is no assurance the Company will be able sell all or any of these Shares. The Shares offered by the Company are expected to be sold in negotiated transactions to investors.
 In sales to investors the price at which the Company sells the Shares is expected to be related to the bid and asked quotations for the Common Stock on the OTC Bulletin Board at the date of such sale.
 The Company may also issue Shares to creditors in payment of the Company's liabilities. The Company does not have agreements with any of its creditors to accept Shares in payment of amounts due to them. There is no assurance the Company will be able to pay any of its debts with the Shares. The value at which any creditor may accept Shares in payment of amounts due is expected to be negotiated between the Company and the individual creditor and is expected to be related to the bid and asked quotations for the Common Stock on the OTC Bulletin Board at the date of such acceptance.

Distribution by Selling Stockholders:

 The Selling Stockholders are offering 5,984,172 Shares for their own accounts. The Company has prepared the registration statement and is paying the costs of the registration statement of which this Prospectus is a part. The Company will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders. The Company is solely responsible for the content of the registration statement and of this Prospectus. The Company has not engaged an underwriter for the Offering made by the Selling Stockholders. The Selling Stockholders have advised the Company that none of them have engaged an underwriter for the Offering. Generally, the Company expects the individual Selling Stockholders to place their respective Shares in their individual accounts at their own securities brokers and request the entry of sell orders against their stock positions.

 The Selling Stockholder may sell the Shares in open market or block transactions or otherwise in accordance with the rules of the OTC Bulletin Board, or in private transactions, at prices related to the prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders for whom such broker-dealers may act as agent or to whom they sell as principal or both. Upon any sale of Shares offered hereby, the Selling Stockholders and participating broker-dealers or selling agents may be deemed to be "underwriters" as that term is defined in the Securities Act, in which event any discounts, concessions or commissions they receive, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the Shares by them, may be deemed to be underwriting commissions or discounts under the Securities Act.
 Any Selling Stockholder or any affiliate of a Selling Stockholder or any Selling Stockholders who are acting in concert may violate Regulation M promulgated by the U.S. Securities and Exchange Commission pursuant to the Securities Exchange of Act of 1934, as amended, in the event any such person, directly or indirectly, places a bid to purchase, purchases, or attempts to induce another person to bid for or purchase shares of the Common Stock in the public market before the time such Selling Stockholder or all the Selling Stockholders who are acting in concert, as the case may be, have sold all of their shares of Common Stock which are covered by this Prospectus. Accordingly, no Selling Stockholder and no affiliate of a Selling Stockholder and no Selling Stockholders who are acting in concert should place bids for the purchase of, purchase or attempts to induce another person to bid for or purchase shares of the Common Stock in the public market for the Common Stock, in the event a public market develops, until such person has sold all of his shares covered by this Prospectus. Any person who, directly or indirectly, bids for or effects any purchase of the Common stock for the purpose of pegging, fixing or maintaining the price of the Common Stock (known as "stabilizing"), which bid or purchase does not comply with Regulation M, will be in violation of the regulation. Furthermore, no stabilizing is permitted at a price that the person stabilizing knows or has reason to know does not comply with Regulation M or which is the result of activity that is fraudulent, manipulative, or deceptive under the federal securities laws and regulations.
 Pursuant to the provisions under the Securities Exchange Act of 1934, as amended, ("Exchange Act") and the rules and regulations thereunder, any person engaged in a distribution of the Shares offered by this Prospectus may not simultaneously engage in market making activities with respect to the Shares during the applicable "cooling off" period prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of Shares by the Selling Stockholders.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market quotations:

 The National Association of Securities Dealers, Inc, quotes the Company's Common Stock under the stock symbol "CRNC" on the OTC Bulletin Board. The following table sets forth the approximate high and low bid quotations for the Company's Common Stock for each calendar quarter during the twelve months ended September 30, 1999. These quotations are inter-dealer quotations without retail markup, markdown or commissions and may not represent actual transactions.
Quarter ended                      High Bid               Low Bid
December 31, 1998                   $.50                   $.50
March 31, 1999                      $.875                  $.875
June 30, 1999                       $.29                   $.29
September 30, 1999                  $.46                   $.33
 The high and low bid quotations for the Company's Common Stock on December 7, 1999 were $.16 and $.17 and the closing price on that date for the Company's Common Stock on the OTC Bulletin Board was $.22
Number of stockholders:

 At September 30, 1999, the Company had 200 stockholders of record and as of June 30, 1999, the company had an estimated 446 stockholders with Shares held in brokerage accounts ("street name").
Dividends:

  Dividends on the Common Stock can be paid lawfully only out of current and retained earnings and surplus of the Company, when, as and if declared by the Board of Directors. The Company has not declared or paid any dividends on the Common Stock or the Preferred Stock and there is no assurance dividends will be paid in the foreseeable future. The payment of dividends in the future rests within the discretion of its Board of Directors and will depend, among other things, upon the Company's earnings, its capital requirements and its financial condition, as well as other factors which the board of directors deems relevant. The Company does not expect to pay cash dividends within the next five years based upon its plan to invest its profits, if any, in expansion of the Company's shopper products and community news products.

SHARES AVAILABLE FOR FUTURE SALE

  Sale of a substantial number of additional shares of Common Stock into the public trading market following the Offering could adversely affect the prevailing market prices for the Common Stock, as a result of an increased supply in the number of shares available for trading.
  Following completion of this Offering, assuming the sale of all the Shares offered by the Company, the Company will have outstanding an aggregate of 24,915,567 shares of Common Stock. In addition, if all the outstanding Common Stock Purchase Options were to be exercised, totaling 2,531,324 shares of Common Stock, the Company would have a total of 27,446,891 shares issued and outstanding.
  Of the total shares which would be outstanding, assuming the sale of all the Shares offered by the Company pursuant to this Prospectus and exercise of all outstanding common stock purchase options, 2,531,324 of those shares are subject to the requirements of Rule 144 by virtue of being either issued within the last twelve months in a transaction not involving a public offering (a "restricted security") or being owned by "affiliates" of the Company and not being included in a registration statement for resale by those affiliates. In general under Rule 144 as currently in effect, a person who is an affiliate of the Company or has owned a "restricted security" for more than twelve months is entitled to sell in "broker's transactions" or to market makers, within any three month period, a number of shares that does not exceed the greater of (i) one percent of the then issued and outstanding shares of Common Stock (274,468 shares, assuming the sale by the Company of the Shares offered hereby) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the filing of a Form 144 with the Commission with respect to the proposed sale (68,543 shares, at the date of this Prospectus). Sales under Rule 144 and sales by affiliates are subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. The Company may, at any time, file a registration statement covering shares held by the Company's affiliates and shares which are a restricted security, in which event the holder thereof would be able to immediately sell such shares into the public trading market upon the effective date of such registration statement.


INTEREST OF COUNSEL

   The Company will rely on an opinion given by Jackson L. Morris, Esq., Tampa, Florida, as to the legality of the Shares. Mr. Morris is a director of the Company and the holder of 768,710 shares of the Company's Common Stock, none of which are offered for sale by this Prospectus, and Common Stock Purchase Options to acquire 477,068 shares at the date hereof. See "Management Compensation-Common Stock Purchase Options" and "Principal Stockholders".

EXPERTS

  The Company's financial statements at and for the period ended September 30, 1998 and 1997 included in this Prospectus and the related Registration Statement have been audited by BELLA, HERMIDA, GILLMAN, HANCOCK & MUELLER, independent certified public accountants, as stated in their report appearing herein, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

ADDITIONAL INFORMATION

The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, ("Exchange Act") and, in accordance therewith, files reports and other information with the U.S. Securities and Exchange Commission ("Commission") in Washington, D.C. pursuant to Section 15(d) of the Exchange Act. These reports and other information may be inspected without charge at the principal office of the Commission, at Judiciary Plaza, 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549, and at the Northeast Regional Office of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10049. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549, upon payment of prescribed fees. The Commission maintains a web site that contains such material filed electronically with the Commission at http://www.sec.gov. The Commission's web site can also be accessed through the Company's web site at http://www.chronicleinc.com.

FINANCIAL STATEMENTS
INDEX TO FINANCIAL STATEMENTS
                                                                  Page
Independent Auditor's Report on Financial Statements
Balance Sheets at June 30, 1999 (Unaudited) And September 30, 1998 and 1997 (Audited)
Statements of Operations for at June 30, 1999 (Unaudited) And September 30, 1998 and 1997 (Audited)
Statement of Changes in Stockholders' Equity
Statement of Cash Flows
Notes to Financial Statements

August 6, 1999
INDEPENDENT AUDITORS' REPORT
To the Board of Directors and Stockholders of Chronicle Communications, Inc.

  We have audited the accompanying consolidated balance sheets of Chronicle Communications, Inc., (a Georgia Corporation) and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  The financial statements as of September 30, 1997, and for the year then ended have been restated to reflect the pooling of interests with Bright Now, Inc. as described in Note 3 to the consolidated financial statements. We did not audit the individual financial statements of Chronicle Communications, Inc., which statements reflect total assets of $797,020 as of September 30, 1997 and total revenues of $645,051 for the year then ended. Those statements were audited by other auditors whose report, dated February 20, 1998, on those statements included an explanatory paragraph describing conditions that raised substantial doubt about the Company's ability to continue as a going concern. Our opinion, insofar as it relates to the amounts included for the individual financial statements of Chronicle Communications, Inc. as of September
30, 1997, and for the year ended, is based solely on the report of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chronicle
Communications, Inc. and subsidiaries as of September 30, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2, the Company's significant operating losses, negative cash flows and debt position raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Respectfully submitted,

/s/  BELLA, HERMIDA, GILLMAN, HANCOCK & MUELLER

Certified Public Accountants
Plant City, Florida

           CHRONICLE COMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
                     SEPTEMBER 30, 1998 AND 1997, AND
                  THE (UNAUDITED) NINE MONTHS ENDED
                      JUNE 30, 1999 AND 1998


                               ASSETS

                                       September             June 30
                                  1998          1997      1999      1998
                                                             Unaudited
                               --------      ---------  --------   -------
CURRENT ASSETS:
 Cash                         $  14,457     $   1,455   $  6,672   $3,451
 Accounts Receivable            123,055       312,806    120,105  168,938
 Inventory                       85,297       101,384     45,280   60,078
 Other Current Assets                          22,144     89,140   21,902
 Advances to Stockholders,
 Current Portion                              115,000
                               --------      --------
   Total Current Assets         222,809       552,789    261,197  254,369

PROPERTY AND EQUIPMENT,
Net of Accumulated
  Depreciation of
  $504,453 (1998) and
  $338,344 (1997)            1,496,990    1,662,512    1,369,955  1,563,427

ADVANCES TO STOCKHOLDERS       160,021       200,075    562,280    253,516
OTHER ASSETS                     6,417        12,764    267,453       -
                             ----------    ---------  ---------  ----------
TOTAL ASSETS                $1,886,237    $2,428,140  $2,460,885 $2,071,312
                              ==========    ========= ========== ==========

            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Bank Overdraft              $    5,014    $   28,613  $ 195,880  $  25,159
 Short-Term Notes               304,270       181,897    128,867     62,000
 Current Maturities of
  Long-Term Debt              1,030,331       180,790  1,176,485    928,916
 Accounts Payable             1,084,637       852,150    868,845  1,036,384
 Accrued Payroll
  Liabilities                   324,967       204,981    353,329    209,554
 Other Accrued Liabilities      298,238        72,554    497,221    227,875
                              -----------   ----------  --------   --------
     Total Current
      Liabilities             3,047,457     1,520,985  3,220,628  2,489,888

LONG-TERM LIABILITIES                         849,715    140,011    108,735
                              -----------   ---------- ---------  ---------
     Total Liabilities        3,047,457     2,370,700  3,360,639  2,598,623

STOCKHOLDERS' EQUITY:
 Common Stock, No Par
  Value, 35,000,000
  Shares Authorized,
  3,367,785 and 2,388,708
  Shares Issued and
  Outstanding at
  September 30, 1998
  and 1997, respectively    2,515,366    1,920,449   4,992,088   2,323,412
 Accumulated Deficit       (3,676,586)  (1,863,009) (5,891,842) (2,850,723)

     Total Stockholders'
      Equity               (1,161,220)      57,440    (899,754)   (527,311)

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY       $1,886,237   $2,428,140  $2,460,885  $2,071,312
                          ===========   =========== ==========  ==========

The Accompanying Notes are an Integral Part of These Consolidated
Financial Statements


              CHRONICLE COMMUNICATIONS, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED SEPTEMBER 30, 1998 AND 1997, AND
                  THE (UNAUDITED) NINE MONTHS ENDED
                      JUNE 30, 1999 AND 1998


                                                           For the nine
                                                           months ended
                                                         June 30, June 30,
                                  1998          1997      1999     1998
                                  ----          ----      ----      ----
SALES                        $1,748,026     $2,421,931  1,427,138  1,440,915
COST OF SALES                 1,691,021      2,198,196  1,434,454  1,459,984
                               ---------      --------- ---------  ---------
GROSS PROFIT                     57,005        223,735     (7,316)   (19,069)
OPERATING EXPENSES:
 General and
  Administrative              1,567,748      1,559,489  2,040,532   785,463
 Interest                       302,834        180,749    167,409   183,182
                              ---------      ---------  ---------  ---------
    Total Operating
     Expenses                 1,870,582      1,740,238  2,207,941   968,645

LOSS FROM OPERATIONS         (1,813,577)    (1,516,503) (2,215,256) (987,714)
NET GAIN ON SALE OF ASSETS                      88,992
                              ---------      ---------
NET LOSS                    $(1,813,577)   $(1,427,511) (2,215,256) (987,714)
                              =========      =========  =========== =========

NET LOSS PER
 COMMON SHARE, BASIC       $(     0.70)   $(     0.68)  $(    0.25) $(  0.38)

WEIGHTED-AVERAGE
 NUMBER OF COMMON
 SHARES OUTSTANDING          2,589,632       2,113,131  8,701,964  2,589,632


The Accompanying Notes are an Integral Part of These Consolidated
Financial Statements


           CHRONICLE COMMUNICATIONS, INC. AND SUBSIDIARIES
     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
           FOR THE YEARS ENDED SEPTEMBER 30, 1998 AND 1997


                         Common Stock        Preferred Stock     Accumulated
                      Shares     Amount     Shares    Amount       Deficit

Balance, September
 30, 1996, as
 Previously
 Reported           1,149,750   $158,721               $         $(115,338)

Adjustment for
 Pooling of
 Interests            640,000    628,625                          (320,160)
                    ---------  ---------   --------  --------    -----------


Balance, October,
1996 (as Restated)  1,789,750    787,346      -          -        (435,498)

Common Stock Issued:
 For Cash, Net of
  Offering Costs
  of $181,900          570,083    977,759
 For Consulting
  Services               2,500      2,500
 For Payment of
  Directors' Fees        8,750     17,500
 For Employee Bonus     17,625     35,944

Preferred Stock Issued for Services         7,500,000   7,500
Surrender and Cancellation of
Preferred Stock Issued                     (7,500,000) (7,500)
Contribution of Services           99,400

Net Loss for the Year                                             (1,427,511)
                       --------   --------  ----------  --------  -----------

Balance, September
 30, 1997             2,388,708  1,920,449      -           -     (1,863,009)
Common Stock Issued:
 For Cash, Net of
  Offering Costs
  of $77,451            360,241    283,620
 For Commissions
  Payable                 7,720     22,398
 For Interest
  on Loans               10,760     16,299
 For Employee
  Bonuses                 3,000      6,600
 For Consulting
  Services              577,500    255,000
 For Debt Repayment      19,856     11,000

Net Loss for the Year                                           (1,813,577)
                      -------   --------   ---------- -------   -----------

Balance,
 September 30, 1998   3,367,785  $2,515,366      -      $ -     $(3,676,586)
                   ----------   --------   ---------- -------   -----------
Common Stock Issued:
  (Un-Audited)
 For Cash             2,209,992     576,333
 For Compensation     2,263,585   1,012,160
 For Expense            371,408     117,279
 For Receivables         20,000      10,000
 For Consulting
  Services              932,835     297,274
 For Debt Repayment     502,938     276,289
 For Officer's Loans    403,061     173,325
 For Acquisitions       125,000      14,062
 Net Loss for the
  Nine Months
  (un-audited)                                                 $(2,215,256)
                   ----------   --------   ---------- -------   -----------
 Balance, June
  30, 1999
  (un-audited)   $ 10,196,604  $4,992,088                      $(5,891,842)
                   ==========  ==========   ========== =======  ===========


The Accompanying Notes are an Integral Part of These Consolidated
Financial Statements


            CHRONICLE COMMUNICATIONS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS
            FOR THE YEARS ENDED SEPTEMBER 30, 1998 AND 1997, AND
                  THE (UNAUDITED) NINE MONTHS ENDED
                      JUNE 30, 1999 AND 1998
                                                           For the nine
                                                           months ended
                               1998         1997      1999       1998
                               ----         ----      ----       ----

OPERATING ACTIVITIES:
 Net Loss                 $(1,813,577) $(1,427,511) $(2,215,256) $(987,714)
 Adjustments to
  Reconcile Net Loss to
  Net Cash Used in
  Operating Activities:
   Depreciation and
    Amortization                172,456       161,039     127,035   99,085
   Gain on the Sale of Assets              (   88,992)
   Expenses Paid with Stock     300,297        38,444
   Contributed Services                        99,400     106,750
   Common stock issued for operations                   1,658,112   30,000
   Increase or Decrease in:
    Accounts Receivable         189,751        24,122       2,950  143,868
    Inventory                    16,087         2,411      40,017   41,306
    Other Assets                 22,144        70,101    (261,113)  13,006
    Accounts Payable            232,487       396,612    (215,792) 184,234
    Accrued Payroll Liabilities                            28,362    4,573
    Accrued Liabilities         345,670       212,129     198,984   155,321
                              ----------   ------------  ---------  -------
     Net Cash Used in
      Operating Activities     (534,685)     (512,245)   (636,701) (209,571)
                              ----------   ------------   ------- ---------

INVESTING ACTIVITIES:
 Increase in Investments                                  (50,000)    -
 Proceeds from Sale
  of Assets                                   119,620
 Purchase of Property
  and Equipment               (     586)    ( 556,261)
                              ----------   ------------
     Net Cash Used in
      Investing Activities    (     586)    ( 436,641)    (50,000)    -
                              ----------   ------------   --------  -------

FINANCING ACTIVITIES:
 Bank Overdraft               (  23,599)    (  26,247)   190,866   (3,454)
 Proceeds from
  Issuance of Debt              174,004       849,257    164,263    62,000
 Principal Payments of Debt   (  40,805)    ( 652,825)    (2,649) (147,451)
 Advances to Stockholders       155,053     ( 215,952)  (228,935)   61,559
 Proceeds from
  Issuance of Stock             283,620       977,759    555,371   238,913
                              ----------   ------------  -------  ---------
     Net Cash Provided
      by Financing Activities   548,273       931,992    678,916   211,567
                               ----------   ------------ -------  ---------

NET INCREASE (DECREASE)
 IN CASH                         13,002     (  16,894)    (7,785)    1,996
                               ----------   -----------  --------  --------
CASH AT BEGINNING OF YEAR         1,455        18,349     14,457     1,455
                               ----------   -----------  --------  --------
CASH AT END OF YEAR          $   14,457   $     1,455  $   6,672  $  3,451
                             ==========     ==========   ========  ========

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION:
    Cash Paid during
     the Year for Interest   $   29,172   $   150,517


SUPPLEMENTAL SCHEDULE OF NONCASH
INVESTING AND FINANCING ACTIVITIES:
 Stock Issued for
  Stockholder's advances                                $ 173,324
 Stock issued for investments                           $  39,063

Stock Issued for
  Payment of Directors' Fees     $  0     $   $17,500
 Equipment Purchased
  with Notes                     $  0     $    86,799
 Stock Issued for
  Debt Repayment                $11,000         $  0     $ 50,582   $ 11,000


The Accompanying Notes are an Integral Part of These Consolidated
Financial Statements


               CHRONICLE COMMUNICATIONS, INC. AND SUBSIDIARIES
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      SEPTEMBER 30, 1998 AND 1997

NOTE 1:ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
On September 30, 1998, the Company acquired Bright Now, Inc. and subsidiaries in a business combination accounted for as a pooling of interests. The accompanying financial statements for 1998 are based on the assumption that the companies were combined for a full year, and the financial statements of the prior year have been restated to give effect to the combination. The Company published various newspaper and shopper editions in Georgia during the period covered by the financial statements and operates a commercial printing plant in Tampa, Florida. Subsequent to year end, the Company relocated all its publishing operations to Tampa and ceased publication of its Georgia editions.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Reclassification of Financial Statement Presentation
Certain reclassifications have been made to the 1997 financial statements to conform to the 1998 financial statement presentation. Such reclassifications had no effect on net income as previously reported.

Cash Equivalents
For purposes of financial statement presentation, the Company considers all highly liquid instruments with maturity of three months or less to be cash equivalents. The Company holds no such instruments at September 30, 1998 and 1997.

Accounts Receivable
The Company considers all accounts receivable to be collectible;
therefore, no allowance for uncollectible accounts has been recorded.

Inventory
Inventories are recorded at the lower of cost (first-in, first-out) or market. Inventories consist principally of paper and other printing supplies.

Property and Equipment
Property and equipment is stated at cost and depreciated using the straight-line method over estimated useful lives ranging from 5 to 40 years. Expenditures for maintenance and repairs are charged to expense as incurred. Major improvements are capitalized.

Deferred Financing Costs
Cost connected with obtaining and executing debt agreements are capitalized and amortized on the straight-line basis over the term of the related debt. Amortization expense charged to operations for the years ended September 30, 1998 and 1997 amounted to $6,347 and $19,476, respectively.


              CHRONICLE COMMUNICATIONS, INC. AND SUBSIDIARIES
              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      SEPTEMBER 30, 1998 AND 1997

NOTE 1:ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)

Deferred Tax Assets and Liabilities
Deferred income taxes are the result of the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is provided against deferred income tax assets in circumstances where management believes recoverability of a portion of the asset is not reasonably assured.

Earnings (Loss) per Share
Basic net earnings (loss) per common share is computed by dividing the net earnings (loss) by the weighted-average number of common shares outstanding. Common stock equivalents have not been included in the computation for these periods because their inclusion would be antidilutive. Diluted earnings per share are computed to include potential dilution from the exercise or conversion of securities, such as stock options or warrants, into common stock. Because the effect of including these securities is antidilutive, they have been excluded from the computation and the diluted loss per share is equal to the basic loss per share.

Stock-Based Compensation
The Company accounts for stock issued to employees as provided in Accounting Principles Board Opinion No. 25, whereby compensation expense is recorded on the date the options are granted equal to the excess of the market price of the underlying stock over the exercise price and provides pro forma disclosure of the application of Statement of Financial Accounting Standards No. 123.


NOTE 2:GOING CONCERN

The Company incurred operating losses of $1,813,577 and $1,516,503 for the years ended September 30, 1998 and 1997, respectively. At September 30, 1998, current liabilities exceeded current assets by $2,824,648, and the Company is in default on substantially all of its debt (Note 5). Additionally, major vendors have placed the Company on a COD basis for future purchases.

These factors, combined with the loss of revenues associated with the withdrawal from the Georgia market, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classifications of liabilities that might be necessary in the event the Company cannot continue in existence.

During 1998 and 1997, the Company funded much of its working capital needs through the sale of its common stock. Approximately $1,570,000 in capital was raised in connection with these stock sales. The Company's continued ability to operate is dependent on its ability to either refinance its existing debt or raise additional capital.


             CHRONICLE COMMUNICATIONS, INC. AND SUBSIDIARIES
              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                    SEPTEMBER 30, 1998 AND 1997

NOTE 3:ACQUISITION
On September 30, 1998, the Company acquired Bright Now, Inc. and subsidiaries in a business combination accounted for as a pooling of interests. Bright Now, Inc., which operates a commercial printing press plant, became a wholly owned subsidiary through the exchange of 640,000 shares of the Company's common stock for all of the outstanding stock of Bright Now, Inc. and subsidiaries. In accordance with generally accepted accounting principles, the financial statements for 1998 are presented as if the companies were combined for the entire year, and the prior year's financial statements have been restated for the effects of the combination.
Summarized results of operations of the separate companies for the period from October 1, 1997 through September 30, 1998, the date of acquisition, are as follows:
                                       Chronicle
                                  Communications, Inc.      Bright Now, Inc.
                                  --------------------      ----------------
 Net Sales                            $   456,246           $  1,291,780
                                       ==========            ===========
 Net Loss                             $ 1,363,223           $    450,354
                                       ==========            ===========

The summarized assets and liabilities of the separate companies on the date of acquisition were as follows:
                                       Chronicle
                                  Communications, Inc.      Bright Now, Inc.
                                  --------------------      ----------------
 Current Assets                       $    19,676           $    203,133
 Property and Equipment                   325,855              1,171,135
 Other Assets                             160,946                  5,492
                                       -----------           ------------
  Total Assets                        $   506,477           $  1,379,760
                                       ===========           ============

 Liabilities                          $   970,680           $  2,076,777
                                       ===========           ============

The following is a reconciliation of net sales and net loss as previously reported for 1997 with restated amounts:

                                                            Year Ended
                                                         September 30, 1997
                                                         ------------------
Net Sales:
 As previously reported                                    $    645,051
 Bright Now, Inc.                                             1,776,880
                                                             -----------
As Restated                                                $  2,421,931
                                                             ===========

Net Loss:
 As previously reported                                    $(   872,383)
 Bright Now, Inc.                                           (   555,128)
As Restated                                                $( 1,427,511)


              CHRONICLE COMMUNICATIONS, INC. AND SUBSIDIARIES
               NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                    SEPTEMBER 30, 1998 AND 1997

NOTE 4:PROPERTY AND EQUIPMENT
The following is a summary of property and equipment at cost, less accumulated depreciation:
                                                   1998            1997
                                                   ----            ----
Land                                       $     30,875     $     30,875
Building and Improvements                       721,471          721,471
Machinery and Equipment                       1,249,097        1,248,510
                                             -----------      -----------
 Total                                        2,001,443        2,000,856
   Less, Accumulated Depreciation               504,453          338,344
                                             -----------      -----------
 Net Property and Equipment                $  1,496,990     $  1,662,512
                                             ===========      ===========

Depreciation expense for the years ended September 30, 1998 and 1997 was $166,109 and $141,563, respectively.

NOTE 5:NOTES PAYABLE AND LONG-TERM DEBT

Notes payable and long-term debt consist of the following:

                                                 1998              1997
                                                 ----              ----
Mortgage note payable; bearing
 interest at 8%; monthly payments
 of principal and interest of $1,142;
 in default, entire principal plus
 interest and fees due immediately;
 secured by mortgage on real estate;
 guaranteed by the Company's president
 and majority stockholder                   $    115,965       $   118,832

Note payable to bank; bearing
 interest at 11%; in default,
 entire unpaid balance of principal and
 interest due immediately; secured by
 equipment, trade accounts receivable, and
 42,500 shares of the Company's common
 stock; co-signed by four stockholders            56,927            54,887


Note payable to stockholder; bearing
 interest at 11%; in default, entire
 unpaid balance of principal and interest
 due immediately; secured by all of the
 property of the Company                          25,000            25,000

Note payable to individual; bearing
 interest at 10.5%; monthly payments
 of interest only through December 1, 1998;
 secured by mortgage deed to real estate          14,000            14,000


              CHRONICLE COMMUNICATIONS, INC. AND SUBSIDIARIES
               NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      SEPTEMBER 30, 1998 AND 1997

NOTE 5:NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED)
                                                   1998              1997
                                                   ----              ----

Note payable to bank; bearing
 interest at 10.95%; monthly payments
 of $4,231; in default with entire
 principal, plus interest, costs and
 fees due immediately; secured by mortgage
 on real estate                                   404,280          404,901


Note payable to bank; bearing
 interest at bank prime plus 2.5%;
 monthly payments of $5,609; in default
 with entire principal, plus interest,
 costs and fees due immediately; secured
 by blanket lien on all business assets           237,355          247,230

Note payable to financial institution;
 bearing interest at 18%; monthly
 payments of $3,849; in default with
 entire principal, interest, costs and
 fees due immediately; secured by lien
 on equipment and judgment
 entered March 19, 1998                           171,000          122,342

Note payable to vendor; payable at a minimum
of $1,500 monthly by applying a portion of
purchases over 36 months; secured by equipment      5,804           43,313
                                                ----------      -----------
Total                                           1,030,331        1,030,505
Less, Current Maturities                        1,030,331          180,790
                                                ----------      -----------
Net Long-Term Debt                            $      0         $   849,715
                                               ===========      ===========

NOTE 6:INCOME TAXES

The Company has tax loss carryforwards of approximately $3,377,866 that may be applied against future taxable income. These losses create a deferred tax asset at September 30, 1998 and 1997. Due to the uncertainty of the Company's realization of this benefit, management has established a valuation allowance equal to the total amount of the deferred tax assets.
                                                   1998             1997
                                                   ----             ----

Loss Carryforward                              $  612,208       $  320,509
Less, Valuation Allowance                         612,208          320,509
                                                 ---------        ---------
Net Deferred Tax Assets                        $     0          $     0


               CHRONICLE COMMUNICATIONS, INC. AND SUBSIDIARIES
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      SEPTEMBER 30, 1998 AND 1997

NOTE 6:INCOME TAXES (CONTINUED)
The loss carryforwards expire as follows:

                       Year of Expiration           Amount
                       ------------------           ------
                            2011               $    68,400
                            2012                 1,385,735
                            2013                 1,923,731
                                                ----------
                                               $ 3,377,866
                                                ==========


NOTE 7:RELATED PARTY TRANSACTIONS

The Company has made advances to its president and majority stockholder. These advances have no specific terms, are non-interest bearing, and are unsecured. The balances of these advances, less the amounts repaid, are as follows:
                                                 1998          1997
                                                 ----          ----
 Advances to Stockholders                    $  444,021   $  315,075
 Less, Amount Repaid                            284,000

Net Advances to Stockholders                 $  160,021   $  315,075
                                             ===========   ==========
NOTE 8:STOCK OPTIONS
The Company issues stock options to its officers and directors as compensation for their services. The Company has elected to account for these stock options using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Compensation expense is measured as the excess of the quoted market price of the stock over the option price on the measurement date and charged to the period in which the related services are performed. Compensation charged to operations amounted to $36,579 and $0 for the years ended September 30, 1998 and 1997, respectively.
FASB Statement No. 123 requires pro forma disclosure of information regarding net income and earnings per share determined as if the Company has accounted for these stock options using the fair value method of that Statement. The pro forma information for September 30, 1998 and September 30, 1997 is as follows:

                                                    1998          1997
                                                    ----          ----
 Pro Forma Net Loss                            $ 1,823,473     $ 1,440,142
                                                ===========     ===========
 Pro Forma Net Loss per Common Share           $    0.70       $    .068
                                                ===========     ===========


              CHRONICLE COMMUNICATIONS, INC. AND SUBSIDIARIES
              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                     SEPTEMBER 30, 1998 AND 1997

NOTE 8:STOCK OPTIONS (CONTINUED)
The estimated fair value of these stock options was calculated using the Black-Scholes option pricing model. The weighted average fair value of the options at their grant date was $.12 at September 30, 1998 and $.21 at September 30, 1997. The following summarizes the weighted assumptions used in the model:
                                                     1998            1997
                                                     ----            ----
Risk-Free Interest Rate                              5.00%           5.84%
Dividend Yield                                         0               0
Volatility Factor of Expected Market Price           3.22              -
Weighted-Average Expected Life                         1             3.25

A summary of the Company's stock option activity and related information is as follows:

                                    1998                     1997
                         ------------------------  ------------------------
                                 Weighted-Average         Weighted-Average
                                 Exercise Price           Exercise Price
                         Options   Per Share        Options       Per Share

Outstanding, October 1    5,000    $  .03                             $
Granted                 390,094       .03            5,000           .03
Exercised
Canceled/Expired       (  5,000)      .03
                       ---------    ------          -------       --------
Outstanding,
 September 30           390,094    $  .03            5,000         $ .03

All shares outstanding at September 30, 1998 are exercisable at prices ranging from $.01 to $.06 with estimated remaining lives of less than one year.

NOTE 9: EQUITY
On March 11, 1997, the Board of Directors authorized the Company to issue up to 7,500,000 shares of $.001 par value convertible voting preferred stock. During the year ended September 30, 1997, the shares were issued to the Company's president at par value. These shares were surrendered to the Company on September 29, 1997 and canceled by the Board.

On November 18, 1997, the Company approved a one-to-two reverse common stock split. On July 1, 1998, the Company approved a one-to-four reverse common stock split. All references to number of shares of common stock in the accompanying financial statements have been restated to reflect these transactions.


             CHRONICLE COMMUNICATIONS, INC. AND SUBSIDIARIES
             NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                     SEPTEMBER 30, 1998 AND 1997

NOTE 10:COMMITMENTS AND CONTINGENCIES
The Company has been involved in litigation resulting from its default on a bank loan secured by a mortgage on the property on which its plant is currently operating. As a result of an order resulting from the plaintiff's motion for final judgment, the court has scheduled foreclosure sale of the property. The Company has been successful in postponing the foreclosure while it seeks financing from other sources. The Company is also a defendant in litigation with numerous other creditors resulting from the Company's default on debt obligations. Some of these obligations are secured by the Company's assets. To the extent the Company is unable to cure these defaults, it may be obligated to surrender operating assets to satisfy creditors. No estimate of the amount of resulting loss can be made.
The Company leased part of its operating facilities and various office equipment under operating leases with terms of less than one year. Rent expense for these leases amounted to $38,679 for the year ended September 30, 1998 and $45,644 for the year ended September 30, 1997.


NOTE 11:SHORT-TERM DEBT
Short-Term Debt consists of the following:

                                                1998               1997
                                                ----               ----
Line of credit payable to bank,
 unsecured, bearing interest at bank
 prime plus 2.5%,in default entire
 principal plus interest,costs and fees
 immediately due.                           $  25,000           $ 25,000

Note payable to individual, secured by
 mortgage on real estate, bearing
 interest at 10%, entire principal,
 plus interest, in default
 and immediately due                           46,245             46,245

Note payable to individual, unsecured,
 bearing interest at 11%, in default
 with entire principal, plus interest,
 in default and immediately due                25,000             25,000


                CHRONICLE COMMUNICATIONS, INC. AND SUBSIDIARIES
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        SEPTEMBER 30, 1998 AND 1997

NOTE 11: SHORT-TERM DEBT (CONTINUED)
                                                1998              1997
                                                ----              ----

Note payable to individual, unsecured,
 bearing interest at 11% with entire
 principal, plus interest, in default
 and immediately due                           12,500

Loans payable to individuals,
 unsecured, bearing interest at
 various rates, with various
 repayment terms                              195,525            85,652
                                             ---------         ---------
                                             $304,270          $181,897

NOTE 12:CONCENTRATION OF CREDIT RISK
Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash equivalents and unsecured trade receivables. The Company's cash equivalents are maintained with financial institutions located in Florida and Georgia. The Company holds no cash equivalent in excess of federally insured limits. The Company grants credit to customers, substantially all of whom are located in Florida and Georgia. The Company's ability to collect these receivables is dependent upon economic conditions in Florida and Georgia and the financial condition of its customers.
Item 8. Changes In and Disagreements With Accountants on Accounting and Financial Disclosure.



NOTE 13:SUBSEQUENT EVENTS
On May 12, 1999, the board of Directors authorized the Company to issue up to 7,750 shares of preferred stock at a par value of %5.48 per share, redeemable by the Company on demand for $9.67 per share and convertable at the election of the holder into 226 shares of common stock. The preferred stock issue is not eligible for payment of dividends.

Subsequent to September 30, 1998, the Company issued an additional 12,881,414 shares of common stock, including approximately 10,800,000 restricted shares, for $7,204,610. The shares issued include 3,375,000 common shares for acquisitions in the amount of $1,534,313 and 9,506,414 common shares for general corporate purposes in the amount of $3,154,931.

On August 19, 1999, the Company agreed to acquire Americom Computers, Inc. for 3,125,000 shares of the Company's common stock valued at $1,500,000. The results of operations of Americom Computers, Inc. will be included with the result of operations of the Company from the date of acquisition. Assuming the acquisition had occured on October 1, 1997, the Company's net sales, net loss, and loss per share for the year ended September 30, 1998 would have been $3017,704, $1,900,859 and $.33, respectively.



II--INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.
The Registrant may indemnify a director and must indemnify an officer who is made party to a proceeding because he is or was a director or officer against liability incurred in the proceeding if he acted in a manner he believed in good faith to in or not opposed to the best interests of the Registrant and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A director or officer's conduct with respect to an employee benefit plan for a purpose he believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirements of Georgia law regarding indemnification. The Registrant may not indemnify a director or an officer in connection with a proceeding by or in the right of the Registrant in which the director or officer was adjudged liable to the Registrant or in connection with any other proceeding in which the director or officer was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification in a proceeding by or in the right of the Registrant is limited to reasonable expenses incurred in connection with the proceeding. To the extent a director or officer is successful on the merits or otherwise in the defense of any proceeding to which was a party, or in defense of any claim, issue or matter therein, because he is or was a director of the Registrant, the Registrant must indemnify the director or officer against reasonable expenses incurred by him in connection with the proceeding. The Registrant may pay or reimburse the reasonable expenses incurred by a director or officer in advance of final disposition of a proceeding, provided the director furnishes the Registrant with written affirmation of his good faith and a written undertaking to repay any advances if it is ultimately determined that he is not entitled to indemnification. The Board or special legal counsel must make a determination in each case of indemnification of a director, but not of an officer, that indemnification is permissible in the circumstances because the director has met the required standard of conduct.
Article XI of the Registrant's Bylaws also contain provisions for indemnification of directors and officers. See, Exhibit 3.2.
Item 25. Other Expenses of Issuance and Distribution.
Registration fees:
Federal                             $  780.00
NASD                                $  780.51
Printing                            $  500.00
Accounting                          $3,000.00
                                   ------------
Total:                              $5,744.89
                                    ===========
Legal counsel is a director and secretary of the Registrant and is not being paid any cash fee for preparation of this Registration Statement, prior registration statements or reports filed under the Securities Exchange Act of 1934, as amended, for other legal services or for services as director and secretary. In recognition of such services, however, the Registrant has granted to its legal counsel certain common stock purchase options which legal counsel exercises from time to time to offset the amount of his fees in general. See, "Management Compensation-Common Stock Purchase Options" in the Prospectus included elsewhere in this Registration Statement. The Registrant is not paying any engraving costs or transfer agent's fees specifically for the offering covered by this Registration Statement.
Item 26. Recent Sales of Unregistered Securities.
The following information covers the Registrant's unregistered sales of securities within the three year period ending on September 30, 1999 and the interim period subsequent thereto.
First Offering:
(a)  Dates of offering-September 20, 1996 to May 30, 1997
Securities sold-Common Stock
Amount sold- 454,428 shares as adjusted for stock splits
(b) Granted as bonuses to five employees of the Registrant, sold for cash to one employee, sold for cash to eighty-three investors who had a personal relationship with the founder or with a directors or with a consultant to the Registrant or with an existing stockholder of the Registrant and sold for services to eleven consultants.
(c) $7,100 value of employee bonuses, $555,091 sold for cash and $170,336 value for consulting services in connection with the sale of common stock. Total cash and value of all stock issued: $822,727
(d) Registrant relies upon Section 3(b) of the Securities Act of 1933 and Rule 504 promulgated thereunder in that the offering did not exceed $1,000,000 (including securities sold in the six month period preceding the offering in reliance upon Section 3(b), there having been none).
Second Offering:
(a)  Date of offering-August 1, 1997
Securities sold-Convertible, Voting Preferred Stock
Amount sold-7,500,000 shares
(b) Sold to the founder, his wife and both are executive officers, one of whom is a director (two persons)
(c) $7,500 sold for cash pursuant to subscription receivable from related party.
(d) The Registrant relies upon Section 4(2) of the Securities Act of 1933 in that the offering was made by an issuer and did not involve a public offering due to the investors limited to persons who are the cofounders, directors and executive officers of the Registrant. The Registrant asserts that the offering Convertible, Voting Preferred Stock to the founder and his wife, both of whom are executive officers (2 persons) for a special purpose should not be integrated with the offering of common stock being made under Rule 504 because of the difference in the type of securities, the difference in price per share, the different purpose for which it was issued and possible other factors. The 7,500,000 shares of Convertible, Voting Preferred Stock were voluntarily surrendered to the Registrant for cancellation on September 29, 1997.
The shares of Common stock issued in the first, second and fourth offerings have not been reduced for cancellations of certain shares issued.
Third Offering:
(a)  Dates of offering-June 1, 1997 to September 23, 1998
Securities sold-Common Stock
Amount sold- 556,168
(b) Issued as a bonus to three employee and to two new directors for joining board, sold to thirty-one new investors (seventeen accredited and fourteen non-accredited) who had a personal relationship with the founder or with a directors or with a consultant to the Registrant or with an existing stockholder of the Registrant, sold to twenty-two existing stockholders and issued to two consultants, one of whom was already a stockholder.
(c) $6,450 value of employee bonuses, $7,000 value to new directors, $533,111 sold for cash and $271,250 sold for consulting services in connection with the sale of Common Stock and public relations.
(d) The Registrant relies upon Section 3(b) of the Securities Act of 1933 and Rule 505 promulgated thereunder in that the Registrant realized in May 1997 that its funding requirements could exceed the $1,000,000 limitation of Rule 504 and it terminated the Rule 504 offering at May 31, 1997 and commenced an offering under Rule 505 in which it has sold stock to not more than thirty-five non accredited investors (actual number of non-accredited investors is fourteen).

Fourth Offering:
(a)  Dates of the offering-September 24, 1998 to November 8, 1999
Securities sold-Common Stock
Amount sold-12,812,758 shares (includes 432,861 shares to be canceled which
were issued           in error in exercise of executive options)
(b) Issued as compensation for services and as bonuses to five employees of the Registrant, sold for cash to nine investors (seven accredited and two non accredited), issued in payments of accounts payable by the Registrant and a subsidiary to eight creditors, issued upon exercise of options by three directors and executive officers, issued as payment for consulting services to eighteen firms and individuals, issued in payment of miscellaneous expenses to two persons, including one director and executive officer and issued in acquisitions of five companies to twelve persons.
(c) $271,000 valued at market for employee compensation and bonuses, $294,786.73 sold for cash, $512,650.86 in amount of accounts payable liquidated, $1,281,064.98 valued at market for options exercised by directors and executive officers (net of shares to be canceled), $569,954.50 negotiated value of consulting fees paid, $10,948 in amount of miscellaneous expenses liquidated, $1,833,752.50 valued at market in consideration of acquisitions
(d) The registrant relies upon Section 4(2) of the Securities Act of 1933, as amended, in that the offering did not involve a public offering.

Fifth Offering:
(a)  Date of the offering-September 1999
Securities sold-Series A Zero Coupon Preferred Stock and Common Stock Amount-169,904 shares of preferred stock and 306,000 of Common Stock
(b) Issued for cash to a private investment partnership which is an accredited investor
(c) $50,000 sold for cash and approximately $3,500 valued at market as a contractual penalty for late filing of this registration statement
(d) The registrant relies upon Section 4(2) of the Securities Act of 1933, as amended, in that the offering did not involve a public offering.

Item 27. Exhibits. Sequential Page Number
3.1a  Articles of Incorporation, as amended through April 1999n/a
3.1b Articles of Amendment filed May 1999 [insert]
3.2  By-Laws*n/a
5    Opinion re: legality [insert]
10.1 Stock Exchange Agreement for Americomp Computer, Inc. [insert]
23.1  Consent of counsel  (included in Exhibit 5) [insert]
23.2  Consent of independent public accountant [insert]
*Filed as Exhibits to Registration Statement on Form SB-2,
 Commission File No. 333-34283

Item 28. Undertakings.
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
SIGNATURES
In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Tampa, State of Florida on December 8, 1999.
Chronicle Communications, Inc.
By: /s/ John V. Whitman, Jr.
President and Chief Executive Officer
In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.
Signature                Capacity in which signed:          Date signed:

/s/ Jackson L. Morris    Director and Secretary              December 8, 1999
Jackson L. Morris

/s/ John V. Whitman, Jr. Director, President                 December 8, 1999
John V. Whitman, Jr.     Principal Executive Officer
                         Chief Accounting Officer
                         Chief Financial Officer

EXHIBIT 3.1a


                      ARTICLES OF AMENDMENT TO
               ARTICLES OF INCORPORATION, AS AMENDED,
                               OF
                   CHRONICLE COMMUNICATIONS, INC.

	Pursuant to the applicable provisions of Chapter 14, O.C.G.A., the undersigned, being the President of Chronicle Communications, Inc., a Georgia corporation, does hereby certify to the Secretary of State of Georgia, Department of Corporation, the within Articles of Amendment to the Articles of Incorporation, as amended, of the Corporation, as follows:

 1.  The name of the Corporation is Chronicle Communications, Inc.

 2. The within Amendment to the Articles of Incorporation was duly approved and adopted on May 13, 1999, by an action by written consent by of a majority of the holders of issued and outstanding shares of common stock, there being no other class of stock authorized or issue or entitled to vote thereon as a separate voting group, pursuant to approval by the board of directors and recommendation of the within amendment to the stockholders for approval, on May 13, 1999, by an action by written consent.

 3. Article II of the Articles of Incorporation, as amended by Articles of Amendment as previously filed, be, and it hereby is, amended to:

Delete the authorization of Seven Million Five Hundred Thousand (7,500,000) shares of preferred stock titled "Convertible, Voting Preferred Stock"; and

Authorize the Corporation to issue up to Seven Thousand Seven Hundred Fifty (7,750) shares of preferred stock entitled "Series A Zero Coupon Preferred Stock", each share of which preferred stock shall have a par value of $5.48387, shall be redeemable by the Corporation upon demand by the holder thereof at a value of $9.67742, shall not be entitled to payment of a dividend and shall be convertible at the election of the holder into 226 shares of the Corporation's common stock, the conditions to demand for redemption and election of conversion being subject to negotiation and agreement between the Corporation and the purchaser of the preferred stock.

 4. Except as provided herein, the rest and remainder of the Articles of Incorporation shall be and remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned, John V. Whitman, Jr., President of Chronicle Communications, Inc., has executed the within Articles of Amendment this 14th day of May, 1999 and caused said Articles to be filed in the office of the Secretary of State for the State of Georgia.

[CORPORATE SEAL]             Chronicle Communications, Inc.

Attest:
By: /s/ John V. Whitman, Jr.
John V. Whitman, Jr., President
/s/ Jackson L. Morris
Jackson L. Morris, Secretary


EXHIBIT 3.1b

                     ARTICLES OF AMENDMENT TO
               ARTICLES OF INCORPORATION, AS AMENDED,
                               OF
                  CHRONICLE COMMUNICATIONS, INC.

Pursuant to the applicable provisions of Chapter 14, O.C.G.A., the undersigned, being the President of Chronicle Communications, Inc., a Georgia corporation, does hereby certify to the Secretary of State of Georgia, Department of Corporation, the within Articles of Amendment to the Articles of Incorporation, as amended, of the Corporation, as follows:

 1.  The name of the Corporation is Chronicle Communications, Inc.

 2. The within Amendment to the Articles of Incorporation was duly approved and adopted on May 24, 1999, by an action by written consent by of a majority of the holders of issued and outstanding shares of common stock, there being no other class of stock authorized or issue or entitled to vote thereon as a separate voting group, pursuant to approval by the board of directors and recommendation of the within amendment to the stockholders for approval, on May 24, 1999, by an action by written consent.

 3. Article II of the Articles of Incorporation, as amended by Articles of Amendment as previously filed, be, and it hereby is, amended to increase the number of shares of Series A Zero Coupon Preferred Stock the Corporation is authorized to issue to 169,904 shares from 7,750 shares, to change the par value thereof to $.10 per share from $5.48387 per share, to change the redemption value thereof to $.175233661 per share from $9.67742 per share and to change the ratio for conversion thereof into shares of the Corporation's common stock such that each such preferred share shall be convertible at the election of the holder into one share of common stock; provided, that, the conditions to demand for redemption and election of conversion being subject to negotiation and agreement between the Corporation and the purchaser of the such preferred stock.

4. Except as provided herein, the rest and remainder of the Articles of Incorporation shall be and remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned, John V. Whitman, Jr., President of Chronicle Communications, Inc., has executed the within Articles of Amendment this 24th day of May, 1999 and caused said Articles to be filed in the office of the Secretary of State for the State of Georgia.

[CORPORATE SEAL]
 Chronicle Communications, Inc.

Attest:
By: /s/ John V. Whitman, Jr.
John V. Whitman, Jr., President
/s/ Jackson L. Morris
Jackson L. Morris, Secretary



EXHIBIT 5:  OPINION RE: LEGALITY

JACKSON L. MORRIS
ATTORNEY AT LAW
3116 West North A Street
Tampa, Florida 33609-1544
November 8, 1999
By Certified First Class U.S. Mail and Telephone Facsimile
Board of Directors
Chronicle Communications, Inc.
Tampa, Florida
Re:  Registration Statement on Form SB-2
Gentlemen:
I am general counsel for and a director and corporate secretary of Chronicle Communications, Inc., a Georgia corporation, (the "Company"). I have been asked to provide an opinion letter in connection with the registration under the Securities Act of 1933, as amended, (the "Act") on Form SB-2 ("Registration Statement") for the offer and sale of up to 6,484,172 shares of the Company's common stock, no par value per share which are currently issued, outstanding and owned by stockholders of the Company ("Stockholders' Shares") and 7,100,000 .shares of the Company's common stock, no par value per share which are to be offered and sold by the Company ("Company Shares"). Based upon my review of the Company's Articles of Incorporation, as amended, appropriate records of proceedings of the Company's board of directors, subscription documents and the Company's audited balance sheet for the year ended September 30, 1998 and the unaudited balance sheet for the nine months ended June 30, 1999 and statement of changes in stockholders' equity from inception to June 30, 1999, it is my opinion that: The Stockholders' Shares included in the Registration Statement are legally authorized, duly and validly issued, fully paid and non-assessable; and, The Company Shares are legally authorized and, upon issuance and delivery against payment or receipt of consideration therefor, will be duly and validly issued, fully paid and non-assessable.
I hereby consent to the use of this opinion as an exhibit to the Registration Statement and the reference to me therein under the caption "Interest of Counsel."
Very truly yours

Jackson L. Morris
/s/ Jackson L. Morris

STOCK EXCHANGE AGREEMENT
THIS STOCK EXCHANGE AGREEMENT, made and entered into as of August 19, 1999, by and between Chronicle Communications, Inc., a Georgia corporation, ("Chronicle") and Michael Lam and Sandra Lam, natural persons residing in the state of Texas, (collectively, the "Stockholders") and Americomp Computer, Inc., a Texas corporation, ("Americomp").
W I T N E S S E T H :
WHEREAS, Chronicle's common stock is traded in the public securities market on the OTC Bulletin Board and Chronicle is obligated to file reports with the U.S. Securities and Exchange Commission pursuant to a registration statement under the Securities Act of 1933, as amended, (the "Securities Act"); and WHEREAS, Chronicle desires to acquire all of Americomp's equity securities; and
WHEREAS, Americomp and the Stockholders desire Chronicle to acquire Americomp as contemplated by this Agreement; and WHEREAS, the parties desire to effect a reorganization within the meaning of
Section 386(a)(1)(B) of the Internal Revenue Code of 1986, as amended, ("Tax Code") pursuant to which Chronicle will acquire all of the voting stock of Americomp solely in exchange for shares of the authorized common stock of Chronicle (such exchange herein, the "B Reorganization"), all on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the premises herein before set forth, in reliance hereon and the mutual promises and respective representations and warranties of the parties, one to another made herein, and the reliance of each party upon the other(s) based hereon and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree, for purposes of consummating the exchange of stock as contemplated herein, as follows:
ARTICLE I
PRELIMINARY MATTERS
Section 1.01. Recitals. The parties acknowledge the recitals herein above set forth in the preamble are correct, are, by this reference, incorporated herein and are made a part of this Agreement.
Section 1.02. Exhibits and Schedules. Exhibits (which are documents to be executed and delivered at the Closing by the party identified therein or in the provision requiring its delivery) and Schedules (which are statements setting forth information about party identified in each such Schedule) referred to herein and annexed hereto are, by this reference, incorporated herein and made a part of this Agreement, as if set forth fully herein.
Section 1.03. Use of words and phrases. Natural persons may be identified by last name, with such additional descriptors as may be desirable. The words "herein," "hereby," "hereunder," "hereof," "herein before," "hereinafter" and any other equivalent words refer to this Agreement as a whole and not to any particular Article, Section or other subdivision hereof. The words, terms and phrases defined herein and any pronoun used herein shall include the singular, plural and all genders. The word "and" shall be construed as a coordinating conjunction unless the context clearly indicates that it should be construed as a copulative conjunction.
Section 1.04. Accounting terms. All accounting terms not otherwise defined herein shall have the meanings assigned to them under generally accepted accounting principles unless specifically referenced to regulatory accounting principles.
Section 1.05. Calculation of time lapse or passage; Action required on holidays. When a provision of this Agreement requires or provides for the calculation of the lapse or passage of a time period, such period shall be calculated by treating the event which starts the lapse or passage as zero; provided, that this provision shall not apply to any provision which specifies a certain day for action or payment, e.g. the first day of each calendar month. Unless otherwise provided, the term "month" shall mean a period of thirty days and the term "year" shall mean a period of 360 days, except that the term "calendar year" shall mean the actual calendar year period. If any calendar day on which action is required to be taken or payment is required to be made under this Agreement is not a Business Day (Business Day being a day on which national banks are open for business where the actor or payor is located), then such action or payment shall be taken or made on the next succeeding Business Day.
Section 1.06. Use of titles, headings and captions. The titles, headings and captions of articles, sections, paragraphs and other subdivisions contained herein are for the purpose of convenience only and are not intended to define or limit the contents of said articles, sections, paragraphs and other subdivisions.
ARTICLE II
TERMS OF THE TRANSACTIONS
Section 2.01. Exchange transaction. In accordance with the terms of this Agreement, on the Closing Date, (i) the Stockholders will assign, transfer and deliver to Chronicle 100 percent of the issued and outstanding equity securities in Americomp; and (ii) Chronicle will issue and deliver to the Stockholders Two million two hundred fifty thousand (2,250,000) shares of common stock of Chronicle ("Chronicle Stock").
Section 2.02. Management following the Exchange. Following the Exchange, John V. Whitman, Jr. will be elected as the sole director of Americomp. Following the Exchange, Steven Lee and Katie Lam will continue as employees of Americomp in the positions they hold prior to the Exchange for a period of not less than two years, subject to respective employment agreements in general substance consistent with employment agreements held by other executive officers of Chronicle and its subsidiaries. Mr. Lee's monthly salary will be, for the first ninty (90) days $2,500, subject to change in the employment contract and Ms. Lam's monthly salary will be, for the first ninty (90) days $2,500, subject to change in the employment contract, in each case, beginning on the Closing date. In addition to salary, the Stockholders will receive such additional benefits as approved by the board of directors and are generally enjoyed by Chronicle's employees in similar positions.
Section 2.03. Additional shares of the Chronicle Stock. If the Stockholders have sold all shares of the Chronicle Stock received in the B Reorganization within the three year period beginning on the Closing Date and the aggregate gross proceeds from the sale thereof is less than One Million Five Hundred Thousand Dollars ($1,500,000), then Chronicle shall, upon receipt of written notice from the Stockholders to such effect accompanied by copies of their brokerage sales confirmations, issue and deliver to the Stockholders such number of additional shares of Chronicle's common stock as are equal in value to the difference between One Million Five Hundred Thousand Dollars $1,500,000 and such aggregate gross proceeds, the value of such additional shares being determined at either the closing price or the average of the closing bid and asked quotations for Chronicle common stock in the best market therefor as may be applicable on either the date of the Stockholders' written notice under this provision or the date of the Stockholders' last sale of the Chronicle Stock, whichever is lower.
Section 2.04. Press releases. Neither party will issue a press release regarding the subject matter of this Agreement and the transaction contemplated hereby without the prior approval thereof by the other party and its counsel; provided, that the filing of reports pursuant to the Securities Exchange Act of 1934 by Chronicle and the issue of a press release in connection therewith shall be the entire responsibility and prerogative of Chronicle.
Section 2.04. Transaction costs. Each party shall pay all costs and expenses which it incurs in connection with this Agreement and the transactions contemplated hereby.
ARTICLE III
CLOSING OF THE TRANSACTION
Section 3.01. Location, date and time of the Closing. The Closing of the Exchange shall be deemed to have taken place on and as of August 19, 1999.
Section 3.02. The Stockholder's obligations at Closing. At the Closing, the Stockholders will deliver to Chronicle:
(a) Certificates representing One Hundred Percent (100%) of the issued and outstanding equity securities of Americomp, pursuant Section 2.01; and
Section 3.03. Americomp's obligations at Closing. At the Closing, Americomp will deliver to Chronicle:
(a) Officers' Certificates and Secretary's Certificates of Americomp, in the respective forms of Exhibit "A" and Exhibit "B"; and
(b)  All of Americomp's corporate records, corporate seal and stock ledger.
Section 3.04. Chronicle's obligations at Closing. At the Closing, Chronicle will deliver to the Stockholders:
(a) Certificates representing the Chronicle Stock, in such names and such denominations as advised by Stockholders not less than two Business Days prior to the Closing of the Exchange.
(b) Officers' Certificates and Secretary's Certificates of Chronicle, in the respective forms of Exhibit "A" and Exhibit "B".
Section 3.05. Closing memorandum and receipts. As evidence that all parties deem the Closing to have been completed and the transaction contemplated by this Agreement to have been consummated, the parties jointly will execute and deliver a Closing memorandum acknowledging such completion and consummation. Each party receiving shares of the Chronicle Stock will execute and deliver a receipt therefore to Chronicle.
Section 3.06. Waiver of conditions. Notwithstanding Section 11.03, any condition to the Closing which is to the benefit of any party and which is not satisfied prior to or at the Closing will be deemed to be waived by the benefited party or otherwise satisfied and waived by virtue of that party executing the Closing memorandum, except to the extent any such unsatisfied or unperformed condition is expressly preserved in the Closing memorandum for satisfaction or performance after the Closing.
Section 3.07. Further assurances. At any time and from time to time after the Closing of the Exchange, at the reasonable request of any party and without further consideration, any other part(ies) shall execute and deliver such other instruments and documents as such requesting party may deem reasonably desirable or necessary to complete the transactions contemplated by this Agreement.
Section 3.08. Conditions precedent to Chronicle's obligations. All obligations of Chronicle hereunder are subject, at the option of Chronicle, to the fulfillment of each of the following conditions at or prior to the Closing, and the Stockholders and Americomp shall exert their best efforts to cause each such condition to be so fulfilled:
(a) All representations and warranties of the Stockholders and Americomp contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and shall be deemed to have been made again at and as of the date of the Closing of the Exchange, and shall then be true and correct in all material respects except for changes in the ordinary course of business after the date hereof in conformity with the covenants and agreements contained herein.
(b) All covenants, agreements and obligations required by the terms of this Agreement to be performed by the Stockholders and/or Americomp at or before the Closing shall have been duly and properly performed in all material respects to Chronicle's reasonable satisfaction.
(c) Since the date of this Agreement there shall not have occurred any material adverse change in the condition or prospects (financial or otherwise), business, properties or assets of Americomp.
(d) All documents required to be delivered to Chronicle at or prior to the Closing shall have been so delivered.
(e) Americomp shall have obtained votes or written consents to the Exchange where the vote or consent of any other party (including holders of Americomp's equity securities, all of whom shall have waived any statutory appraisal rights) may, in the view of Chronicle's counsel, be required for or as a consequence of the Exchange, including any landlords of Americomp.
(f) None of the assets or business of Americomp shall have suffered or incurred a material damage, destruction or loss not fully covered by insurance and which has a materially adverse affect on its business and operations.
(g) Chronicle shall have received a certificate of good standing for Americomp issued by the secretary of state of its state of incorporation and of each state in which it is qualified to do business as a foreign corporation.
Section 3.09. Conditions precedent to the Stockholders and Americomp's obligations. All obligations of the Stockholders and of Americomp at the Closing are subject, at the option of Americomp, to the fulfillment of each of the following conditions at or prior to the Closing, and Chronicle shall exert its best efforts to cause each such condition to be so fulfilled.
(a) All representations and warranties of Chronicle contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and as of the Closing.
(b) All obligations required by the terms of this Agreement to be performed by Chronicle at or before the Closing shall have been duly and properly performed in all material respects.
(c) All documents required to be delivered to Americomp at or prior to the Closing shall have been so delivered.
(d) Chronicle shall have obtained written consents to the transaction contemplated by this Agreement where the consent of any other party may, in the view of Americomp 's counsel, be required for or as a consequence of the transactions contemplated hereby.
(e) None of the assets or business of Chronicle shall have suffered or incurred, on a consolidated basis, a material damage, destruction or loss not fully covered by insurance and which has a materially adverse affect on their respective business and operations.
(f) Americomp shall have received a certificate of good standing for Chronicle issued by the secretary of state of its state of incorporation and of each state in which they are qualified to do business as a foreign corporation.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARTIES
Section 4.01. The Stockholders and Americomp's representations and warranties. The Stockholders and Americomp, jointly and severally, represent and warrant to Chronicle that:
(a) Americomp is a duly incorporated and existing corporation in good standing under the laws of its state of incorporation, has full corporate power to execute and deliver this Agreement, is qualified and in good standing as a foreign corporation in every jurisdiction where the conduct of its business or the nature of its properties require it to be qualified and has delivered to Chronicle true copies of its articles of incorporation, bylaws and the records of proceeding of its board of directors and stockholders for the past five years or since inception, whichever is less.
(b) Americomp has the power to conduct its business as it is now being conducted and to own and lease its properties shown on its most recent balance sheet and used in the conduct of its business.
(c) This Agreement has been duly and validly authorized, executed and delivered by Americomp and constitutes the legal, valid and binding obligation of Americomp enforceable against it in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of, relating to or affecting stockholders and creditors rights generally and to general equitable principles.
(d) The execution of this Agreement and consummation of the transaction contemplated hereby does not conflict with and will not result in any adverse consequences to or breach of any agreement, mortgage, instrument, judgment, decree, law or governmental regulation, permit or authorization by Americomp or in the loss, forfeiture or waiver of any rights or franchise owned by Americomp, from which Americomp benefits or which is desirable in the conduct of Americomp's business.
(e) Americomp's authorized capital is as set forth in its Articles of Incorporation; and, Americomp's shares to be acquired by Chronicle in the Exchange, are duly and validly authorized, are validly issued, fully paid and nonassessable, all of which are legally and beneficially owned by the Stockholders.
(f) Except for such actions as may have been taken, no further action by or before any governmental body or authority of the United States of America or any state or subdivision thereof or any self-regulatory body to which Americomp is subject is required in connection with the execution and delivery of this Agreement by Americomp and the consummation of the transactions contemplated hereby.
(g)  [Not Used];
(h)  [Not Used];
(i) Neither Americomp nor any employee, to Americomp's knowledge, has since inception given or agreed to give any gift or similar benefit valued at more than $20 annually to any customer, supplier, governmental employee or other person who is or may be or have been in a position to help or hinder Americomp's business which might subject any of Americomp to damage or penalty in civil, criminal or governmental litigation or proceedings.
(j) Other than the equity securities of Americomp to be acquired by Chronicle in the Exchange, there are no other equity securities of Americomp issued and outstanding, no authorizations in effect or, upon a specified event, with the lapse of time or otherwise, to take effect for the issue of additional equity securities of Americomp, no obligations outstanding convertible into equity securities of Americomp, no options, warrants, rights or similar instruments outstanding pursuant to which the holder has a right to demand and receive the issuance of Americomp's equity securities and no stock appreciation rights or phantom stock of Americomp held by any person or to which any person has a claim.
(k) Americomp's financial statements delivered to Chronicle have been prepared in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated, fairly present the financial condition of Americomp at the dates and the results of operations for the periods indicated, contain all normally recurring adjustments and do not omit to disclose any contingent, undisclosed or hidden liabilities.
(l) Americomp has good, marketable and insurable title to all of the properties and assets which it owns or uses in its business or purports to own, including, without limitation, those reflected in its books and records and in the balance sheet, both tangible and intangible, trademarks, trade names, copyrights and other intellectual properties (excluding inventory sold after the most recent balance sheet date in the ordinary course of business), excepting only those properties and assets subject to operating leases disclosed in Schedule "A". None of the properties and assets are subject to any mortgage, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, except (i) as expressly set forth in the notes to Americomp's financial statements as securing specific liabilities or subject to specific capital leases or (ii) those imperfections of title and encumbrances, if any, which (A) are not substantial in character, amount or extent and do not materially detract from the value of the properties or assets subject thereto,
(B) do not interfere with either the present or continued use of such property or assets or the conduct of Americomp's normal business operations and (C) have arisen only in the ordinary course of business. All of the properties and assets owned, leased or used by Americomp are in good operating condition and repair, (other than assets held in inventory for resale which are in "as is" condition) are suitable for the purposes used, are adequate and sufficient for all current operations of Americomp and are directly related to Americomp's business.
(m) All of the contracts, agreements, leases, licenses and commitments of Americomp (other than those which have been fully performed), copies of all of which have been delivered to Chronicle, are valid and binding, enforceable in accordance with their respective terms, in full force and effect and there is not thereunder any existing default or event, which after the giving of notice or lapse of time or both, would constitute a default or result in a right to accelerate or loss of rights and none of such contracts, agreements, leases, licenses and commitments is, either when considered singly or in the aggregate with others, unduly burdensome, onerous or materially adverse to Americomp's business, properties, assets, earnings or prospects or either before or after the Closing, to result in any material loss or liability.
(n) Except as set forth in Schedule "B", there is no claim, legal action, suit, arbitration, governmental investigation, or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect or to Americomp's knowledge threatened, against or relating to Americomp, its directors, officers or employees with respect to Americomp or for which Americomp may have an indemnity obligation, it properties, assets or business or the transaction contemplated by this Agreement and Americomp does not know or have any reason to be aware of any basis for the same, including any basis for a claim of sexual harassment or racial or age discrimination.
(o) All taxes, including without limitation, income, property, special assessments, sales, use, franchise, intangibles, employees' income withholding and social security taxes, imposed by the United States or any state, municipality, subdivision, authority, which are due and payable, and all interest and penalties thereon, unless disputed in good faith in proper proceedings and reserved for or set aside, have been paid in full and all tax returns required to be filed in connection therewith have been accurately prepared and timely filed and all deposits required by law to be made by Americomp with respect to employees' withholding and social security taxes have been made. Americomp is not and has no reason to believe that it will be the subject of an audit by any taxing authority. There is not now in force any extension of time with respect to the date when tax return was or is due to be filed, or any waiver or agreement by Americomp for the extension of time for the assessment of any tax and Americomp is not a "consenting corporation" within the meaning of Section 341(f)(1) of the Internal Revenue Code of 1986, as amended; and no shareholder of Americomp is entitled to the distribution of previously taxed undistributed S corporation earnings and profits. All workers' compensation, disability and similar items due and payable under any governmental program have been paid.
(p) Americomp does not have any employee benefit, pension or profit sharing plans subject to ERISA and no such plans to which Americomp is obligated or required to make contributions.
(q) None of Americomp's employees are represented by a collective bargaining agent or subject to a collective bargaining agreement and Americomp considers its relations with its employees as a whole to be good. Americomp has disclosed to Chronicle all employee salary, compensation and benefit agreements and no employee has a written employment agreement.
(r) No person has guaranteed any obligation of Americomp and Americomp has not guaranteed the obligation of any other person.
(s) The termination of Americomp's election to be treated for federal income tax purpose pursuant to Chapter S of the Internal Revenue Code of 1986, as amended, will not have any adverse federal income tax effect on Americomp or result in Americomp being required to pay any federal income taxes with respect to income earned prior to the current taxable year.
Section 4.02. Chronicle's representations and warranties. Chronicle represents and warrants to Americomp and to the Stockholders that:
(a) Chronicle is a duly incorporated and existing corporation in good standing under the laws of its state of incorporation, has full corporate power to execute and deliver this Agreement, is qualified and in good standing as a foreign corporation in every jurisdiction where the conduct of its business or the nature of its properties require it to be qualified.
(b) This Agreement has been duly and validly authorized, executed and delivered by Chronicle and constitutes the legal, valid and binding obligation of Chronicle enforceable against Chronicle in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of, relating to or affecting shareholders and creditors rights generally and to general equitable principles.
(c) The Chronicle Stock, when issued by Chronicle and authenticated and delivered by its transfer agent, as contemplated by this Agreement, will be duly and validly authorized, are validly issued and fully paid and nonassessable.
(d) Except for such actions as may have been taken, no further action by or before any governmental body or authority of the United States of America or any state thereof is required in connection with the execution and delivery of this Agreement by Chronicle and the consummation of the transactions contemplated hereby.
(e) The information Chronicle has delivered to Americomp was on the date reflected in each such item of information accurate in all material respects and such information at the date hereof as a whole did not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; subject to the filing by Chronicle of reports now due and unfiled under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder
Section 4.03. Nature and survival of representation and warranties; Remedies. All statements of fact contained in this Agreement, any certificate delivered pursuant to this Agreement, or any letter, document or other instrument delivered by or on behalf of Americomp or Chronicle and their respective officers, pursuant to the terms of this Agreement shall be deemed representations and warranties made by Americomp and Chronicle, respectively as the case may be, to each other under this Agreement. For purposes of this
Section 4.03 and Section 10.01 only, any party or other person seeking to enforce, or claiming the benefit of, any representation and warranty under this Agreement is called a Claimant, and any party or other person against whom a right is claimed is called a Defendant. All representations and warranties of the parties shall survive the Closing and all inspections, examinations or audits on behalf of the parties; provided, however, that all representations and warranties shall terminate and expire, and be without further force and effect whatever from and after the one year from the date hereof, and neither Chronicle nor Americomp shall have any liability whatsoever on account of any inaccurate representation or warranty or for any breach of warranty, unless a Claimant shall, on or prior to the expiration of such one year period, serve written notice on a Defendant, with a copy to the Defendant's counsel, setting forth in reasonable detail the breach and any direct, incidental or consequential damages (including amounts) the Claimant may have suffered as a result of such breach.
ARTICLE V
COVENANTS OF THE PARTIES
Section 5.01.  Conduct of business prior to Closing.
(a) From the date hereof to the Closing, Americomp will conduct its business and affairs only in the ordinary course and consistent with its prior practice and shall maintain, keep and preserve its assets and properties in good condition and repair and maintain insurance thereon in accordance with present practices, it will use its best efforts (i) to preserve its business and organization intact, (ii) to keep available to Chronicle the services of Gotcashback.com's present employees, agents and independent contractors, (iii) to preserve for the benefit of Chronicle the goodwill of suppliers, customers, distributors, landlords and others having business relations with it, and (iv) to cooperate and use reasonable efforts to obtain the consent of any landlord or other party to any lease or contract with Americomp where the consent of such landlord or other party may be required by reason of the transactions contemplated hereby.
(b) From the date hereof to the Closing, Americomp shall not (i) dispose of any material assets, (ii) engage in any extraordinary transactions without Chronicle's prior approval, including but not limited to, directly or indirectly, soliciting, entertaining, encouraging inquiries or proposals or entering into negotiation or agreement with any third party for sale of assets by Americomp, sale of equity securities or merger, consolidation or combination with any company, (iii) grant any salary or compensation increase to any employee, or (iv) make any commitment for capital expenditures, other than as disclosed to Chronicle and approved by it.
Section 5.02. Notice of changes in information. Each party shall give the other party prompt written notice of any change in any of the information contained in their respective representations and warranties made in Article IV, or elsewhere in this Agreement, or the exhibits and schedules referred to herein or any written statements made or given in connection herewith which occurs prior to the Closing.
Section 5.03. Notice of extraordinary changes. The Americomp shall advise Chronicle with respect to any of the following outside of ordinary course of business or which are materially adverse: (i) the entering into and cancellation or breach of contracts, agreements, commitments or other understandings or arrangements to which Americomp is a party, including, without limitation, purchase orders for any item of inventory and commitments for capital expenditures or improvements, orderly and gradual discontinuance or particular items or (ii) any changes in purchasing, pricing or selling policy (including, without limitation, selling merchandise at discounts); provided, however, that not withstanding anything contained in this subsection
(c) Americomp will not take or fail to take any action that, in Chronicle's reasonable judgment, is likely to give rise to a substantial penalty or a claim for damages by any third party against Americomp, or is likely to result in losses to either corporation, or is otherwise likely to prejudice in any material respect or unduly interfere with the conduct of its business and operations in the ordinary course consistent with prior practice, or is likely to result in a breach by Americomp of any of its representations, warranties or covenants contained in this Agreement (unless any such breach is first waived in writing by Chronicle).
Section 5.04. Access to information and documents. Upon reasonable notice and during regular business hours, each party will give the other party, its attorneys, accountants and other representatives full access to its personnel (subject to reasonable approval as to the time thereof) and all properties, documents, contracts, books and records and will furnish copies of such documents (certified by officers, if so requested) and with such information with respect to its business, operations, affairs and prospects (financial and otherwise) as it may from time to time request, and the party to whom the information is provided will not improperly disclose the same prior to the Closing. Each party will afford the other party an opportunity to ask questions and receive answers thereto for purposes of due diligence. Any such furnishing of such information or any investigation shall not affect that party's right to rely on the other party's representations and warranties made in this Agreement or in connection herewith or pursuant hereto. The Stockholders and Americomp acknowledge that information which they receive regarding Chronicle and its subsidiaries may include material non public information, their disclosure of which to third parties or their purchase or sale of Chronicle's common stock in the public securities markets could result or constitute in violations of the federal securities laws.
Section 5.05. Cooperation by the parties. Each party hereto shall cooperate and shall take such further action as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

ARTICLE VI
SECURITIES LAW MATTERS AND STATUS OF CHRONICLE'S STOCK
Section 6.01. Unregistered the Chronicle Stock. The Stockholders acknowledge that the Chronicle Stock delivered as contemplated by this Agreement is not being registered under the federal Securities Act of 1933, as amended, ("Securities Act") and the securities laws of the Stockholders' state of residence, and that the Chronicle Stock is not transferable, except as permitted under various exemptions contained in the Securities Act and applicable state securities law. The provisions contained in the following sections are intended to ensure compliance with the Securities Act and applicable state securities law.
Section 6.02. No transfers in violation of Securities Act. The Stockholders agree not to offer, sell, assign, pledge, hypothecate, transfer or otherwise dispose of the Chronicle Stock, except after full compliance with all of the applicable provisions of the Securities Act and applicable state securities law.
Section 6.03. Investment intent. The Stockholders represent and warrant to and covenant with Chronicle by subscription agreement that he is acquiring the Chronicle Stock for his own account for investment, and not with a view to resale or other distribution; that he currently has no intention of selling, assigning, transferring, pledging, hypothecating or otherwise disposing of all or any part thereof at any particular time, for any particular price, or on the happening of any particular event or circumstance; and he acknowledges that Chronicle is relying on the truth and accuracy of his covenants, warranties and representations in issuing the Chronicle Stock first registering it under the Securities Act.
Section 6.04. Conditions to sale and investment legend on certificates. The Stockholders agree not to sell, assign, transfer, pledge, hypothecate or otherwise dispose of any of the Chronicle Stock for two years following the Closing, unless and until he or she (i) has delivered to Chronicle a written legal opinion in form and substance satisfactory to counsel for Chronicle to the effect that the disposition is permissible under the terms of the Securities Act; (ii) has complied with the registration and prospectus delivery requirements of the Securities Act; or (iii) if more than one year after the Closing, has presented Chronicle satisfactory evidence that the transfer will comply with Rule 144 under the Securities Act. The Stockholders further agree that the certificates evidencing the Chronicle Stock shall contain the following legend:
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
AND IS A "RESTRICTED SECURITY" AS DEFINED UNDER SAID ACT. ACCORDINGLY, NEITHER THIS SECURITY NOR ANY INTEREST THEREIN MAY BE SOLD, OFFERED FOR
SALE, ASSIGNED, TRANSFERRED, PLEDGED OR HYPOTHECATED, EXCEPT BY BONA
FIDE GIFT OR INHERITANCE, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS SECURITY UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO HITS THAT SUCH REGISTRATION IS NOT REQUIRED.
The Stockholders acknowledge Chronicle will also place a "stop transfer" order against any transfer of the Chronicle Stock until one of the conditions set forth in this section has been met.
Section 6.05. Indemnification by The Stockholders. If at any time in the future, the Stockholders should offer, sell, assign, pledge, hypothecate, transfer or otherwise dispose of any of the Chronicle Stock without registration under the Securities Act, unless an exemption from registration is available, the Stockholders agree to indemnify and hold harmless Chronicle against and from any and all claims, liabilities, penalties, costs and expenses which may be asserted against or suffered by Chronicle as a result of the disposition.
Section 6.08. State securities law. The Closing is subject to any and all requirements of the laws of the Stockholders respective states of residence applying to the offer and sale of securities therein. In no event shall any party be liable to anyone for failure to sell or issue its securities pursuant to this Agreement, unless and until all applicable requirements of the law of the applicable state of the recipient's residence relating to the offer and sale have been satisfied.
Section 6.09. Americomp's stock. Chronicle acknowledges that it is acquiring the Americomp stock under the same terms and conditions set forth in this
Article VI that apply to Chronicle's stock.
Section 6.10. Chronicle's registration undertaking. Chronicle undertakes to file, as soon as practicable following the Closing, but in no event longer than six months from the closing date, a registration pursuant to the Securities Act which includes Six Hundred Twenty-Five Thousand (625,000) shares of the Chronicle Stock for resale by the Stockholders into the public securities markets.
ARTICLE VII
FEDERAL INCOME TAX MATTERS AND ELECTIONS
Section 7.01. Responsibility for understanding tax consequences. Each party shall be responsible for obtaining it own tax advice with respect to and understanding the federal income tax consequences of the transactions and the federal income tax consequences thereof contemplated by this Agreement.
Section 7.01. Application of Section 368(a)(1)(B). It is intended that the B Reorganization shall constitute a reorganization described in Section 368(a)(1)(B) of the Tax Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Tax Code. Following consummation of this transaction, both parties shall treat the transaction for all purposes as a B reorganization within the meaning of the Tax Code. It shall not be a condition to the consummation of the B Reorganization that any party hereto shall have received a ruling from the Internal Revenue Service or an opinion of counsel as to the federal income tax consequences of the transaction contemplated by this Agreement
ARTICLE VIII
TERMINATION PRIOR TO CLOSING
[Reserved.]
ARTICLE IX
NOTICES
Section 9.01. Procedure for giving notices. Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered (excluding telephone facsimile and including receipted express courier and overnight delivery service) or mailed by first class certified U.S. mail, return receipt requested showing name of recipient, addressed to the proper party.
Section 9.02. Addresses for notices. For purposes of sending notices under this Agreement, the addresses of the parties are as follows:
As to Americomp and the Stockholders:  Steven Lee
Suite 180
6776 Southwest Freeway
Houston, Texas 77074
Copy to: Jeff C. Lamberth
Hanson, Lamberth & Kiatta, LLP
Suite 610
6363 Woodway
Houston, Texas 77057
As to Chronicle: John V. Whitman, Jr., Chairman
Chronicle Communications, Inc.
2601 Second Avenue
Tampa, Florida 33605
Copy to: Jackson L. Morris, Esq.
3116 West North A Street
Tampa, Florida  33609

Section 9.03. Change of address. A party may change its address for notices by sending a notice of such change to all other parties by the means provided in Section 9.01.
ARTICLE X
LEGAL AND OTHER COSTS
Section 10.01. Party entitled to recover. In the event that any party (the "Defaulting Party") defaults in his or its obligation under this Agreement and, as a result thereof, the other party (the "Non-Defaulting Party") seeks to legally enforce his or its rights hereunder against the Defaulting Party (whether in an action at law, in equity or in arbitration), then, in addition to all damages and other remedies to which the Non-Defaulting Party is entitled by reason of such default, the Defaulting Party shall promptly pay to the Non-Defaulting Party an amount equal to all costs and expenses (including reasonable attorneys' fees and expert witness fees) paid or incurred by the Non-Defaulting Party in connection with such enforcement.
Section 10.02. Interest. In the event the Non-Defaulting Party is entitled to receive an amount of money by reason of the Defaulting Party's default hereunder, then, in addition to such amount of money, the Defaulting Party shall promptly pay to the Non-Defaulting Party a sum equal to interest on such amount of money accruing at the rate of 1.5% per month during the period between the date such payment should have been made hereunder and the date of the actual payments thereof.
ARTICLE XI
MISCELLANEOUS
Section 11.01. Effective date. The effective date of this Agreement shall for all purposes be August 19, 1999 notwithstanding a later actual date of execution by the parties.
Section 11.02. Entire agreement. This writing constitutes the entire agreement of the parties with respect to the subject matter hereof, superseding all prior agreements, understandings, representations and warranties.
Section 11.03. Waivers. No waiver of any provision, requirement, obligation, condition, breach or default hereunder, or consent to any departure from the provisions hereof, shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.
Section 11.04. Amendments. This Agreement may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the parties hereto and amendment, modification or alteration of, addition to or termination of this Agreement or any provision of this Agreement shall not be effective unless it is made in writing and signed by the parties.
Section 11.05. Construction. This Agreement has been negotiated by the parties, section by section, and no provision hereof shall be construed more strictly against one party than against the another party by reason of such party having drafted such provision. The order in which the provisions of this Agreement appear are solely for convenience of organization; and later appearing provisions shall not be construed to control earlier appearing provisions.
Section 11.06. Invalidity. It is the intent of the parties that each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision hereof shall be prohibited, invalid, illegal or unenforceable, in any respect, under applicable law, such provision shall be ineffective to the extent of such prohibition, invalidity or non enforceability only, without invalidating the remainder of such provision or the remaining provisions of this Agreement; and, there shall be substituted in place of such prohibited, invalid, illegal or unenforceable provision a provision which nearly as practicable carries out the intent of the parties with respect thereto and which is not prohibited and is valid, legal and enforceable.
Section 11.07. Multiple counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and, taken together, shall be deemed one and the same instrument.
Section 11.08. Assignment, parties and binding effect. This Agreement, and the duties and obligations of any party shall not be assigned without the prior written consent of the other party(ies). This Agreement shall benefit solely the named parties and no other person shall claim, directly or indirectly, benefit hereunder, express or implied, as a third-party beneficiary, or otherwise. Wherever in this Agreement a party is named or referred to, the successors (including heirs and personal representative of individual parties) and permitted assigns of such party shall be deemed to be included, and all agreements, promises, covenants and stipulations in this Agreement shall be binding upon and inure to the benefit of their respective successors and permitted assigns.
Section 11.09. Survival of representations and warranties. The representations and warranties made herein shall survive the execution and delivery of this Agreement and full performance hereunder of the obligations of the representing and warranting party, subject to the provisions of Section 4.03.
Section 11.10. Arbitration. Unless a court of competent jurisdiction shall find that a particular dispute or controversy cannot, as a matter of law, be the subject of arbitration, any dispute or controversy arising hereunder, other than suit for injunctive relief which can be granted only by a court of competent jurisdiction, shall be settled by binding arbitration in Clearwater, Florida by a panel of three arbitrators in accordance with the rules of the American Arbitration Association; provided, that the rules of discovery of the U.S. District Court with jurisdiction of the situs of the arbitration shall apply. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The parties may pursue all other remedies with respect to any claim that is not subject to arbitration.
Section 11.11. Jurisdiction and venue. Any action or proceeding for enforcement of this Agreement and the instruments and documents executed and delivered in connection herewith which is determined by a court of competent jurisdiction not, as a matter of law, to be subject to arbitration as provided in Section 11.10 or which seeks injunctive relief shall be brought and enforced in the courts of the State of Florida in and for Hillsborough County and in the United States District Court for the Middle District of Florida, Tampa Division, and the parties irrevocably submit to the jurisdiction of each such court in respect of any such action or proceeding.
Section 11.12. Applicable law. This Agreement and all amendments thereof shall be governed by and construed in accordance with the law of the State of Florida applicable to contracts made and to be performed therein (not including the choice of law rules thereof).
IN WITNESS WHEREOF, the parties hereto have caused this agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, the day and year first above written
[Corporate Seal]                   Chronicle Communications, Inc.
Attest:                           By:  /s/ John V. Whitman, Jr.
                                  John V. Whitman, Jr., Chairman
                                      /s/  Jackson L. Morris
                                   Jackson L. Morris, Secretary
[Corporate Seal]                   Americomp Computer, Inc.
Attest:                            By:  /s/ Michael Lam
                                    Michael Lam, President
                                         /s/ Katie Lam
                                     Katie Lam, Secretary

                                      The Stockholders
/s/ Michael Lam
Michael Lam


/s/ Sandra Lam
Sandra Lam




EXHIBIT "A"
OFFICERS' CERTIFICATE
Pursuant to Section 3.0__ of the Acquisition Agreement identified within

  The undersigned, ____________, President, and __________, Treasurer, of ________________, a ___________ corporation (the "Corporation"), hereby each certifies that he is familiar with the Acquisition Agreement, dated _________ ___, 1999 (the "Agreement"), between the Corporation and ____________ and, to the best of his knowledge, based on reasonable investigation:

  (a) All representations and warranties of the _____________ (as defined in the Agreement) contained in the Agreement, and in all Exhibits and Schedules attached thereto containing information delivered by ___________, were true and correct in all material respects when made and when deemed to have been made and are true and correct at the date hereof, except for changes in the ordinary course of business between the date of the Agreement, in conformity with the covenants and agreements contained in the Agreement.
  (b) All covenants, agreements and obligations required by the terms of the Agreement to be performed by _______________ at or before the Closing have been duly and properly performed in all material respects.
  (c) Since the date of the Agreement there have not occurred any material adverse change in the condition or prospects (financial or otherwise), business, properties or assets of the ____________________.
  IN WITNESS WHEREOF, each of the undersigned has executed this certificate this ___________________, 1999.


________________________________
_______________, President


________________________________
_______________, Treasurer


EXHIBIT "B"
SECRETARY'S CERTIFICATE
Pursuant to Section 3.0__ of the Acquisition Agreement identified within.

  I, ------------, the duly elected, qualified and acting Secretary of ------- ----------, a corporation duly organized, existing and in good standing under the laws of ------------, (the "Corporation") do hereby certify that:

  (i) The following is a true and complete copy of Resolution of the Board of Directors of the Corporation taken and adopted on ---------- -----, 1999, approving the Acquisition Agreement dated __________ ___, 1999, by and among the Corporation and _____________, and that said Resolution has not been rescinded, revoked or modified and is in full force and effect at the date hereof:



  (ii) The persons whose names, titles and signatures appear below are each the duly elected, qualified and acting officers of the Corporation, hold on the date hereof the offices set forth opposite their respective names and the signatures appearing opposite said names are the genuine signatures of said persons:

Name                     Title             Signature

-----------------        President        ----------------------------

-----------------        Secretary        ----------------------------

-----------------        Treasurer        ----------------------------

  (iii)  I am authorized by the Corporation to make the within certifications.

IN WITNESS WHEREOF, I have executed this Certificate on --------, 1999.

(CORPORATE SEAL)
----------------------------
-------------------------, Secretary

I, -----------, President of -------------, a ------------ corporation, hereby certify that --------------- is the duly elected, qualified and acting Secretary of -------------- and that the signature appearing above is his genuine signature.

IN WITNESS WHEREOF, I have executed this Certificate on -----------, 1999.

--------------------------------
-------------------------------, President


EXHIBIT 23.1:  CONSENT OF COUNSEL

Included in Exhibit 5

EXHIBIT 23.2   CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated August 6, 1999, relating to the September 30, 1997 and 1998 consolidated financial statements of Chronicle Communications, Inc. and to the reference to our firm under the caption "Experts" in the Prospectus.


/s/ W. Andrew Mueller
W. Andrew Mueller, C.P.A.
Bella, Hermida, Gillman, Hancock & Mueller
Plant City, Florida
December 8, 1999